UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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CHINDEX INTERNATIONAL, INC.

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CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY, SUITE 1100
BETHESDA, MARYLAND 20814

April 30, 2014
Dear Stockholder:
You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Chindex International, Inc. (the “Company”) to be held at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004, on Wednesday, May 28, 2014 at 2:00 P.M., local time. The matters to be acted upon at that meeting are set forth and described in the Notice of Annual Meeting and Proxy Statement that accompany this letter. We request that you read these documents carefully.
We hope that you plan to attend the meeting. However, if you are not able to join us, we urge you to exercise your right as a stockholder and vote. Please promptly sign, date and return the enclosed proxy card in the accompanying postage prepaid envelope. You may, of course, attend the Annual Meeting and vote in person even if you have previously mailed your proxy card.
Sincerely,

ROBERTA LIPSON
Chief Executive Officer
IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE.

CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY, SUITE 1100
BETHESDA, MARYLAND 20814

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 2014
To the Stockholders of Chindex International, Inc.:
NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Chindex International, Inc. (the “Company”) will be held at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004, on Wednesday, May 28, 2014 at 2:00 P.M., local time, to consider and act upon the following matters:
1.
  To elect seven directors;
2.
  To approve, on an advisory basis, the Company’s executive compensation;
3.
  To ratify the selection of BDO USA, LLP by the Audit Committee of the Company’s Board of Directors (the “Board of Directors”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014; and
4.
  To attend to any other business properly presented at the meeting or any adjournment thereof.
Information regarding the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement. A copy of our Annual Report for the fiscal year ended December 31, 2013 (the “Annual Report”) is enclosed. This Notice and Proxy Statement, the proxy card and the Annual Report are being mailed on or about April 30, 2014. The close of business on April 22, 2014 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,

ELYSE BETH SILVERBERG
Secretary
Bethesda, Maryland
April 30, 2014

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you attend the Annual Meeting, it is important that your shares be represented. Each stockholder is urged to sign, date and return the enclosed proxy card, which is being solicited on behalf of the Board of Directors. An envelope addressed to the Company’s transfer agent is enclosed for that purpose and needs no postage if mailed in the United States.

PROXY STATEMENT TABLE OF CONTENTS

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CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY, SUITE 1100
BETHESDA, MARYLAND 20814

PROXY STATEMENT

General
This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share (“Common Stock”), and Class B Common Stock, par value $.01 per share (“Class B Common Stock”), of Chindex International, Inc. (the “Company”) in connection with the solicitation by and on behalf of its Board of Directors (the “Board” or the “Board of Directors”) of proxies for use at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 28, 2014, at 2:00 P.M., local time, at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed on or about April 30, 2014.
Proposals To Be Voted On and the Board’s Voting Recommendations
You are being asked to vote on the following proposals:
1.
  Election of seven directors — the Board recommends a vote FOR each director.
2.
  Approval, on an advisory basis, of the Company’s executive compensation — the Board recommends a vote FOR approval.
3.
  Ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm — the Board recommends a vote FOR ratification.
If you properly specify how a proxy is to be voted, it will be voted accordingly. If you sign a proxy card or voting instruction form but do not provide voting instructions, it will be voted (1) in accordance with the Board’s recommendation as described in the previous paragraph, and (2) at the discretion of the proxy holders with regard to any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Revocability of Proxies
You may revoke a proxy at any time before the Annual Meeting by filing with Elyse Beth Silverberg, the Secretary of the Company (the “Secretary”), at the address set forth above, an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and electing to vote in person. Attending the Annual Meeting will not, in and of itself, constitute revocation of a proxy.
Outstanding Shares
The Board of Directors has fixed the close of business on April 22, 2014 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, there were 17,081,980 shares of Common Stock and 1,162,500 shares of Class B Common Stock outstanding. The shares of Class B Common Stock are convertible at any time at the option of the holder and automatically upon the occurrence of certain circumstances into shares of Common Stock on a one-for-one basis.

Quorum
Conducting business at the Annual Meeting requires a quorum. For a quorum to exist, stockholders representing a majority of the outstanding shares entitled to vote must be present in person or represented by proxy. Proxies submitted that contain abstentions or broker non-votes will be deemed present at the Annual Meeting for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker cannot exercise discretionary voting power and has not received instructions from the beneficial owner.
If a quorum is not present or represented at the Annual Meeting, then the stockholders entitled to vote who are present in person or by proxy shall have the power to adjourn the meeting from time to time until a quorum is present. If the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, then no further notice of the adjourned meeting need be given.
Voting
When voting together, each holder of Common Stock is entitled to one vote for each share held by such holder and each holder of Class B Common Stock is entitled to six votes for each share held by such holder. The Company’s certificate of incorporation provides that the Common Stock and the Class B Common Stock vote together as a single class on all matters on which they may vote, except when class voting is required by law.
You may vote either in person at the meeting or by proxy. The accompanying proxy card (or the electronic equivalent thereof) is designed to permit each holder of Common Stock as of the close of business on the Record Date to vote on each of the matters to be considered at the Annual Meeting. If your shares are registered in the name of a bank or brokerage firm, you may be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided by your bank or brokerage firm.
In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. You may vote FOR, AGAINST or ABSTAIN on the proposal to approve on an advisory basis our executive compensation and the proposal to ratify the appointment of the auditors.
The Company’s bylaws provide that directors are elected by a plurality vote. Thus, the seven nominees for election as directors who receive the most votes cast will be elected. Shares that are not voted, either because you marked your proxy card to withhold authority to vote for one or more nominees or because they are “broker non-votes” (shares are held of record by a bank or brokerage firm for which you have not furnished voting instructions and which the broker has no discretionary authority to vote on a particular Item without such instructions), will have no impact on the election of directors.
Each of the advisory approval of the Company’s executive compensation (Proposal 2) and the ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm (Proposal 3) requires the affirmative vote of a majority of the votes of stockholders present in person or represented by proxy and voting on such matter, provided a quorum is present. Abstentions and broker non-votes will have no effect on the vote on such matters.
Under current rules of the New York Stock Exchange to which its members are subject, brokerage firms holding shares of common stock in “street name” may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions with respect to ratification of the selection of the Company’s independent registered public accounting firm, but not with respect to the election of directors or the advisory vote to approve our executive compensation. Broker non-votes are counted for purposes of determining a quorum.
Stockholder ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Audit Committee of the Board of Directors is submitting the selection of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. The Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.
If any matter not described in this Proxy Statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the Annual Meeting to solicit additional proxies.
Results of Voting
The results of the voting will be announced at the meeting. We will also publish the results in a Form 8-K which we will file with the Securities and Exchange Commission (the “Commission” or the “SEC”).
Costs of Proxy Solicitation
The cost of preparing and mailing this Proxy Statement and accompanying materials will be borne by the Company. The Company also will reimburse brokers who are holders of record of Common Stock for their expenses in forwarding proxies and proxy soliciting material to the beneficial owners of such shares. In addition to the use of the mails, proxies may be solicited without extra compensation by directors, officers and employees of the Company by telephone, telecopy, email, telegraph or in person.
Internet Notice Regarding the Availability of Proxy Materials
The Company’s Proxy Statement and Annual Report to stockholders for the fiscal year ended December 31, 2013 are available at http://ir.chindex.com/ProxyMaterials-2014.cfm.

PROPOSAL 1 — ELECTION OF DIRECTORS
Seven directors will be elected this year for terms expiring in 2015. The nominees for election are:
Holli Harris
Carol R. Kaufman
Roberta Lipson
Kenneth A. Nilsson
Julius Y. Oestreicher
Lawrence Pemble
Elyse Beth Silverberg
Each nominee is currently serving as a director of the Company. Each nominee, if elected at the Annual Meeting, will serve as a director until the 2015 annual meeting of stockholders or until such director’s successor has been elected and qualified or such director’s earlier resignation or removal.
Assuming a quorum is present, the seven nominees receiving the most affirmative votes at the meeting will be elected as directors. Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee, or the Board may reduce the number of directors to be elected. Stockholders may not cumulate their votes when electing directors.
Brief biographies of the director nominees are included below under the caption “Information About Nominees.” These biographies include their age, business experience and the names of publicly held and certain other corporations and organizations of which they are also directors.
THE BOARD RECOMMENDS A VOTE FOR ELECTION OF THESE
SEVEN DIRECTOR NOMINEES.

Information About Current Directors and Executive Officers
The directors and executive officers of the Company and their present positions with the Company are as follows:

Name	Positions with the Company
Kenneth A. Nilsson(1)(2)(3)(4)	Chair of the Board of Directors
Roberta Lipson	President, Chief Executive Officer and Director
Elyse Beth Silverberg	Executive Vice President, Secretary and Director; Chief Operating Officer of Chindex Medical Limited (the Company’s joint venture with Shanghai Fosun Pharma (Group) Co., Ltd.)
Lawrence Pemble	Executive Vice President, Chief Operating Officer and Director; Chief Financial Officer of Chindex Medical Limited
Robert C. Low	Senior Vice President, Finance, Chief Financial Officer and Corporate Controller
Holli Harris(1)(2)(4)	Director
Carol R. Kaufman(1)(2)(3)(4)	Director
Julius Y. Oestreicher(1)(2)(3)(4)	Director

(1)
  Member of the Audit Committee.
(2)
  Member of the Compensation Committee.
(3)
  Member of the Governance and Nominating Committee.
(4)
  Member of the Transaction Committee.
All directors of the Company hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. The officers of the Company are elected by the Board of Directors at the first meeting after each annual meeting of the Company’s stockholders and hold office until their successors have been chosen and qualified.
Information About Nominees
The following nominees are currently serving as members of the Company’s Board of Directors and are standing for re-election.
ROBERTA LIPSON, 59, co-founded the Company in 1981. Ms. Lipson has served as the Chief Executive Officer and a Director since 1981, and as the Chairman of the Board of Directors from 1981 until 2004. From 1979 until founding the Company in 1981, Ms. Lipson was employed in China by Sobin Chemical, Inc., a worldwide trading company, as Marketing Manager, coordinating marketing and sales of various equipment in China. Ms. Lipson was employed by Schering-Plough Corp. in the area of product marketing until 1979. Ms. Lipson received a B.A. degree in East Asian Studies from Brandeis University and an MBA degree from Columbia University Graduate School of Business. Ms. Lipson’s decades of experience with the Company and her prior education and experience related more generally to marketing in China make her a valuable member of our Board of Directors.
ELYSE BETH SILVERBERG, 57, co-founded the Company in 1981. Ms. Silverberg has served as the Company’s Executive Vice President and Secretary and as a Director since that time. She has also served as Chief Operating Officer of the Company’s joint venture, Chindex Medical Limited (“CML”), since its formation in December 2010. Prior to founding the Company, Ms. Silverberg worked with Ms. Lipson at Sobin Chemical, Inc. from 1980 to 1981 and was an intern in China with the National Council for

U.S.-China Trade from 1979 to 1980. Ms. Silverberg received a B.A. degree in Chinese Studies and History from the State University of New York at Albany. Ms. Silverberg’s decades of experience with the Company and her prior education and experience related to China make her a valuable member of our Board of Directors.
LAWRENCE PEMBLE, 57, joined the Company in 1984 and has served as Executive Vice President and Chief Operating Officer since January 2012. He served as Executive Vice President and Chief Financial Officer from January 1996 through December 2011. He has also served as Chief Financial Officer of CML since its formation in December 2010. From 1986 through April 1992 and September 1993 to the present, Mr. Pemble has also served as a Director of the Company. Prior to joining the Company, Mr. Pemble was employed by China Books and Periodicals, Inc. as Manager, East Coast Center. Mr. Pemble holds a B.S. degree in Business and Accounting from the University of Phoenix, a B.A. degree in Chinese Studies and Linguistics from the State University of New York at Albany and an MBA degree from the University of Michigan. Mr. Pemble’s background in business and finance coupled with his decades of experience with the Company and prior education and experience relating to China makes him a valuable member of our Board of Directors.
KENNETH A. NILSSON, 81, has served as a Director of the Company since January 1996 and the Chairman of the Board of the Company since October 2004. Mr. Nilsson formerly served as President of Cooper Laboratories, Inc.; President of Cooper Lasersonics, Inc.; Managing Director of Pfizer Taito Ltd.; President of Max Factor, Japan; and Chairman of the Monterey Institute of International Studies. Mr. Nilsson also serves on the boards of AAA Club Partners and AAA of Northern California, Nevada and Utah. Mr. Nilsson received a B.A. degree from the University of Southern California and an M.A. degree from the University of California. Mr. Nilsson’s extensive business experience, including experience in the medical and international areas, make him a valuable member of our Board of Directors.
HOLLI HARRIS, 47, has served as a Director of the Company since August 2004. Ms. Harris worked for the U.S. State Department at the U.S. Embassy in Moscow, and has since served in financial and strategic management positions in the energy, banking, biotech and automotive industries. In 2003, Ms. Harris was a Financial Analyst with Amgen Inc., an international biotechnology and pharmaceutical firm. From 2004 to 2008, Ms. Harris was a Financial Manager at Corbis Corporation, an international visual and image solutions provider. Ms. Harris currently is a small business owner and an independent business strategy and process consultant. Ms. Harris has a dual degree in Russian Language and International Relations from the University of California - Davis and an MBA degree in Finance from the University of Michigan. Ms. Harris’s extensive experience in finance and strategic planning and her background in international matters make her a valuable member of our Board of Directors.
CAROL R. KAUFMAN, 65, has served as a Director of the Company since November 2000. Ms. Kaufman has been an officer of The Cooper Companies, Inc., a medical device company, since October 1995, and currently serves as Executive Vice President, Secretary, Chief Administrative Officer and Chief Governance Officer. She has served as Executive Vice President since July 2012, Chief Governance Officer since March 2013, Vice President and Chief Administrative Officer since October 1995, and as Vice President of Legal Affairs and Secretary since March 1996. From January 1989 through September 1995, she served as Vice President, Secretary and Chief Administrative Officer of Cooper Development Company, a healthcare and consumer products company that was a former affiliate of The Cooper Companies, Inc. Beginning in 1971, she held a variety of financial positions, including Deputy Corporate Controller, with Cooper Laboratories, Inc., the former parent of The Cooper Companies, Inc. Ms. Kaufman also serves on the board of directors of Insperity, Inc., a publicly traded provider of human resources outsourcing options, and is a member of its nominating and corporate governance committee and its finance, risk management and audit committee. Ms. Kaufman received her undergraduate degree from Boston University. Ms. Kaufman’s extensive business experience, including extensive experience in corporate governance, makes her a valuable member of our Board of Directors. Her experience in the medical device industry is of particular value to our Board in light of the importance of the medical products industry to the Company.

JULIUS Y. OESTREICHER, 84, has served as a Director of the Company since January 1996. Mr. Oestreicher has been a partner with the law firm of Oestreicher, Ennis, Dalrymple & Dalrymple, LLP and its predecessor firms for more than thirty years, engaging primarily in estate, tax and business law. Mr. Oestreicher received a B.B.A. degree in Business Administration from City College of New York and a J.D. degree from Fordham University School of Law. He is also a Certified Public Accountant. Mr. Oestreicher’s background in tax and business law and his knowledge of accounting and finance make him a valuable member of our Board of Directors.
Litigation Against Board of Directors
On February 17, 2014 the Company entered into an Agreement and Plan of Merger providing for the acquisition of the Company by a buyer consortium comprised of (i) an affiliate of TPG Asia VI, L.P., a Cayman Islands limited partnership, (ii) Fosun Industrial Co., Limited, a corporation organized under the Laws of Hong Kong which is the owner of approximately 13.2% of the total voting power of the Company’s Common Stock, and (iii) Roberta Lipson, the Company’s Chief Executive Officer. Two purported class action complaints were filed by putative stockholders of the Company in the Circuit Court of Montgomery County in Maryland against the Company, the Board of Directors, and members of the buyer consortium challenging the proposed merger. The first, Yu v. Chindex International, Inc., et al (Case No. 387506), was filed on February 21, 2014. The second, Haijun Huang v. Chindex International, Inc. (Case No. 388374), was filed on March 13, 2014. The plaintiffs moved to consolidate the two cases on March 19, 2014. These complaints assert on behalf of a purported class of Company stockholders claims against the Board of Directors for alleged breaches of fiduciary duties in connection with the proposed merger. The complaints allege, among other things, that the consideration to be paid to holders of Company Stock in the merger is inadequate, particularly when considering the Company’s present and future growth prospects and objectives, and that the deal protection devices in the merger agreement foreclose the possibility of a third-party buyer stepping forward with a higher bid. The Company and the Board of Directors believe that these complaints are without merit and intend to defend the lawsuits vigorously.
Information About Executive Officers
Please refer to the “Information About Nominees” section above for the biographies of Ms. Lipson, our President and Chief Executive Officer, Ms. Silverberg, our Executive Vice President and Secretary, and Mr. Pemble, our Executive Vice President and Chief Operating Officer.
ROBERT C. LOW, 59, joined the Company in September 2008 and has served as Senior Vice President, Finance, Chief Financial Officer and Corporate Controller since January 2012. He served as Vice President, Finance, Chief Accounting Officer and Controller from November 2008 through December 2011. Prior to joining the Company, Mr. Low was employed by Middlebrook Pharmaceuticals, Inc., which develops anti-infectious drug products, from 2006 to 2008 as Vice President, Chief Financial Officer and Treasurer and from 2003 to 2006 as Corporate Controller. In April 2010, Middlebrook Pharmaceuticals filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Prior to his employment at Middlebrook, Mr. Low worked in various capacities in public and private accounting. Mr. Low is a Certified Public Accountant, holding a B.A. degree in Economics from the University of Pennsylvania and an MBA degree in Finance from the University of Houston.

CORPORATE GOVERNANCE AND RELATED MATTERS
Corporate Governance
The system of governance practices followed by the Company is memorialized in the Company’s Governance Guidelines and the charters of the three committees of the Board of Directors. The Governance Guidelines and charters are intended to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management. The Governance Guidelines also are intended to align the interests of directors and management with those of the Company’s stockholders. The Governance Guidelines establish the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation, succession planning, board committees and director compensation. The Board annually conducts a self-evaluation to assess compliance with the Governance Guidelines and identify opportunities to improve Board performance.
The Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The Board has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The Governance Guidelines, as well as the charter for each committee of the Board, may be viewed at www.chindex.com.
Director Independence
We believe that independent directors play a critical role in governing the Company, and we are committed to ensuring that a majority of our directors are independent. Currently four of our seven directors satisfy the independence requirements of The Nasdaq Global Market’s listing standards. Under these standards, a director is not independent if he or she has certain specified relationships with the Company or any other relationship that in the opinion of the Board of Directors would interfere with his or her exercise of independent judgment as a director. The independent directors are: Ms. Harris, Ms. Kaufman, Mr. Nilsson and Mr. Oestreicher.
In addition to the Board’s determination that four of the seven nominees for election meet the foregoing independence standards, the Board has also determined that each member of our Audit Committee, our Governance and Nominating Committee and our Compensation Committee is independent under these standards and under the additional independence standards applicable to members of audit committee and compensation committee members under SEC rules and Nasdaq listing standards. These determinations were made after reviewing all relevant transactions and relationships between each director and any of his or her family members, on one hand, and the Company, our senior management and our independent auditor, on the other hand.
Board Committees and Procedures
Our full Board of Directors considers all major decisions. However, we have established a standing Governance and Nominating Committee, Audit Committee and Compensation Committee so that some matters can be addressed in more depth than may be possible in a full Board meeting. In addition, in December 2012, the Board of Directors established a Transaction Committee to consider potential transactions involving a change in control or similar transaction of the Company.
Governance and Nominating Committee.   The current members of the Governance and Nominating Committee are Ms. Kaufman (Chair), Mr. Nilsson and Mr. Oestreicher. The Governance and Nominating Committee considers candidates for Board membership suggested by its members and other Board members and management. This Committee will consider Director candidates from stockholders for election at the Annual Meeting if such nominees are submitted in accordance with the procedures set forth in the Company’s bylaws. During the fiscal year ended December 31, 2013, the Governance and Nominating Committee held three meetings.
The principal responsibilities of the Governance and Nominating Committee include: determining the slate of director nominees for election to the Company’s Board of Directors; identifying and recommending candidates to fill vacancies occurring between annual shareholder meetings; reviewing the composition of

Board committees; monitoring compliance with, reviewing, and recommending changes to the Company’s Governance Guidelines; and reviewing the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stakeholders. The Governance and Nominating Committee’s role includes periodically reviewing the compensation paid to non-employee directors, and making recommendations to the Board for any adjustments. The Governance and Nominating Committee regularly reviews the charters of Board committees and, after consultation with the respective committee chairs, makes recommendations, if necessary, about changes to the charters. The specific responsibilities and functions of the Governance and Nominating Committee are delineated in the Governance and Nominating Committee Charter.
The Governance and Nominating Committee annually reviews with the Board the appropriate characteristics, skills and experiences required for the Board as a whole and its individual members in the context of current Board composition and Company circumstances. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly-traded company in today’s business environment; understanding of the Company’s business on a practical level, including the China-related and other international aspects; and the individual’s educational and professional background and personal accomplishments. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment. The Board also considers whether the individual qualifies as “independent” under stock exchange listing standards applicable to the Board as a whole and to any Board committees on which such individual is expected to serve. In addition, each nominee must have personal integrity, an ability to exercise sound and independent judgment, and adequate time to devote to the Company’s business. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body while giving the Company the benefit of the familiarity and insight into the Company’s business that the directors have accumulated during their tenure. Consistent with this policy, the Governance and Nominating Committee will as a general practice recommend the re-nomination of incumbent directors who continue to satisfy the criteria for membership on the Board. In determining whether to recommend a director for re-election under this policy, the Governance and Nominating Committee considers, in addition to the general criteria, the director’s past attendance at meetings and participation in and contributions to the activities of the Board.
In the event the Governance and Nominating Committee determines to recommend a non-incumbent for election to the Board, in addition to the above criteria the Committee will consider the extent to which the candidate increases the diversity of the Board in terms of professional background, business experience, education, and other factors.
The Governance and Nominating Committee will consider shareholder recommendations for candidates for the Board. The name of any recommended candidate for director should be sent to the attention of the Secretary of the Company, together with a brief biographical sketch of the proposed nominee, a description of the proposed nominee’s qualifications and expected contributions to the Board, the information required to be included in a proxy statement with respect to a nominee for director, a document indicating the candidate’s willingness to serve, if elected, a description of the relationships between the proposed nominee and the recommending shareholder, and evidence of the recommending shareholder’s ownership of Company stock. In order for a shareholder recommendation to be considered by the Governance and Nominating Committee, the recommendation and related information must be received by the Company no later than 120 calendar days before the anniversary of the date of the proxy statement for the prior annual meeting (i.e. by December 30, 2014 for the 2015 annual meeting).
Audit Committee.   The current members of our Audit Committee are Ms. Harris (Chair), Ms. Kaufman, Mr. Nilsson and Mr. Oestreicher, each of whom meets the independence requirements for audit committee members under SEC rules and the listing standards of The Nasdaq Global Market. Additionally, the Board has determined that each of Ms. Harris, Ms. Kaufman, Mr. Nilsson, and Mr. Oestreicher is an audit committee financial expert as defined by SEC rules. The Audit Committee meets at least annually to review the results of the annual audit and discuss the financial statements. The Audit Committee also meets with the Company’s independent registered public accounting firm quarterly to discuss the results of their quarterly reviews as well as quarterly results and quarterly earnings releases. The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and such other duties as directed by the Board. The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting, and on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the independent registered public accounting firm engaged to prepare or issue an audit report on the financial statements of the Company. The Audit Committee’s charter grants it the sole authority to select, and where appropriate replace, the Company’s independent public accounting firm, and the authority to retain legal counsel and consultants as it deems appropriate. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board of Directors for approval. The specific responsibilities in carrying out the Audit Committee’s oversight role are set forth in the Audit Committee’s Charter. A report of the Audit Committee appears under the caption “Report of the Audit Committee” below. During the fiscal year ended December 31, 2013, the Audit Committee held five meetings.
Compensation Committee.   The current members of our Compensation Committee are Mr. Oestreicher (Chair), Ms. Harris, Ms. Kaufman and Mr. Nilsson, each of whom meets the independence requirements for compensation committee members under SEC rules and the listing standards of The Nasdaq Global Market. The functions of the Compensation Committee include reviewing the competitiveness of the Company’s executive compensation programs; reviewing and approving goals and objectives relative to Chief Executive Officer (“CEO”) compensation; setting CEO compensation levels; approving salaries, bonus and other compensation for all corporate executive officers (as defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended) other than the CEO after consultation with the CEO; reviewing and approving goals and awards made under any executive officer bonus plan; reviewing and approving awards under long-term incentive compensation plans, including equity plans; administering the Company’s equity compensation plans; and attending to such other matters relating to compensation as may be prescribed by the Board of Directors. The specific responsibilities in carrying out the Compensation Committee’s role are set forth in the Compensation Committee’s charter. The Compensation Committee’s charter grants the Compensation Committee the authority in its sole discretion to retain or obtain the advice of compensation consultants, legal counsel, or other experts or advisers as it deems appropriate, and authority to approve the fees and other retention terms of any such firms. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel, or other adviser retained by it. The Compensation Committee reviews and reassesses its charter annually and recommends any changes to the Board of Directors for approval. A report of the Compensation Committee appears at “Executive Compensation — Compensation Committee Report” below. During the fiscal year ended December 31, 2013, the Compensation Committee held six meetings.
Transaction Committee.   The Transaction Committee was formed by the Board of Directors in December 2012 to consider potential transactions involving a change in control, going private, sale of substantially all the assets, merger or similar transaction of the Company. The Committee members are Ms. Harris, Ms. Kaufmann, Mr. Nilsson, and Mr. Oestreicher, all of whom are independent and disinterested. The functions of the Transaction Committee include entering into discussions with any parties proposing a potential transaction; reviewing, negotiating, and evaluating the price and other terms of a proposed transaction; determining whether a proposed transaction is advisable and in the best interests of the Company and its stockholders; and making recommendations to the Board and the stockholders regarding any such transaction. During the fiscal year ended December 31, 2013, the Transaction Committee held seventeen meetings.
Board Meetings and Attendance
The full Board of Directors met six times during the fiscal year ended December 31, 2013. No incumbent director attended less than 75% of the aggregate of all of our board meetings and the meetings of the board committees on which he or she served.

Board Leadership Structure
It is the policy of the Board, as reflected in the Company’s Corporate Governance Guidelines, that the positions of Board Chair and Chief Executive Officer be held by different individuals. Currently Mr. Nilsson serves as Board Chair and Ms. Lipson serves as President and Chief Executive Officer. We believe that having an independent director serve as Board Chair allows our Chief Executive Officer to focus on setting the strategic direction of the Company and the general management and operation of the business, while allowing the Board Chair to lead the Board in providing independent oversight of management.
Board Role in Risk Oversight
The Board as a whole has ultimate oversight responsibility for the risk management process. The risk oversight function is carried out both by the full Board and by individual committees that are tasked by the Board with oversight of specific risks. The Audit Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems. The Compensation Committee evaluates risks associated with the Company’s compensation policies and practices so as not to encourage or reward excessive risk-taking by our executives or employees. On a regular basis the Board and its committees receive information and reports from senior management and/or outside counsel and consultants and discuss the identification, assessment, management and mitigation of the risks associated with the Company’s strategic and business plans and operations. The Company believes that our Board leadership structure is not related to how the Board addresses risk oversight.
Code of Business Conduct
The Company has adopted a Code of Business Conduct, which is applicable to all of its directors, officers and employees, including the principal executive officer, the principal financial officer and the principal accounting officer. Certain sections of the Code are also applicable to the Board of Directors. The Code is available on the Company’s website at www.chindex.com. The Company intends to post on its website amendments to or waivers from the Code to the extent applicable to its principal executive officer, principal financial officer or principal accounting officer.
Stockholder Communications with the Board of Directors
The Board of Directors has adopted the following policy concerning stockholder communications: Any stockholder wishing to contact the Board of Directors, any committee of the Board, or any individual director regarding bona fide issues or questions about the Company may do so by sending a written communication to the Board of Directors or the appropriate committee or director c/o the Secretary at the following address: Chindex International, Inc., 4340 East West Highway, Suite 1100, Bethesda, MD 20814.
The Secretary will review all such correspondence and forward it (or a summary) to the appropriate parties. Where the Secretary deems it appropriate, such forwarding will take place on an expedited basis. Communications raising concerns relating to the Company’s accounting, internal controls, or audit matters will immediately be brought to the attention of the chair of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee for such matters.
The Company believes that it is important for directors to directly hear concerns expressed by stockholders. Accordingly, Board members are encouraged to attend the Annual Meeting of Stockholders. All of the members of the Board of Directors at the time of the annual meeting of stockholders in 2013 attended such meeting.
Compensation Committee Interlocks and Insider Participation
The members of the Company’s Compensation Committee are Mr. Oestreicher (Chair), Ms. Harris, Ms. Kaufman and Mr. Nilsson. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Board Compensation in Fiscal 2013
Each director who is not an employee of the Company is paid for serving on the Board of Directors. Directors who are also employees of the Company are not separately compensated for their services as directors.
In December 2012 the Board adopted a fee schedule providing for annual compensation of $80,000 payable in the form of restricted stock for service on the Board and the following additional amounts for service as Board or committee chair: (i) for service as Board chair, an annual restricted stock grant valued at $50,000 and a quarterly cash fee of $15,000; (ii) for service as Audit Committee chair, an annual restricted stock grant valued at $40,000 and a quarterly cash fee of $12,500; and (iii) for service as chair of any other Board committee, an annual restricted stock grant valued at $40,000 and a quarterly cash fee of $10,000. All of the restricted stock is granted at the Board meeting immediately following the annual shareholder meeting and vests in full upon the date of grant. All of the quarterly cash fees are payable on the first business day of each March, June, September, and December. Directors also receive meeting fees in the amount of $4,500 for each meeting of the Company’s stockholders, $2,500 for each Board meeting, and $1,500 for each Board committee meeting attended in person, by video conference, or by teleconference. In December 2012, the Board authorized compensation of $50,000 to each member of the Board’s Transaction Committee for service on such committee, which amount was paid in 2013 for service through the end of 2013. In consideration of the continuing time and effort required by members of the Transaction Committee, in December 2013 the Board approved additional compensation of $75,000 to each member of the Transaction Committee, for their continuing service through 2014, which amount was paid in 2014.
Board members are reimbursed for reasonable expenses in attending meetings of the Board of Directors and for expenses incurred in connection with their complying with our corporate governance policies. The Company also pays for hotel accommodations, group meals, and ground transportation for a director’s spouse or partner who accompanies the director to a Board or shareholder meeting. The Company also provides directors’ and officers’ liability insurance for our directors and has entered into indemnity agreements with them.
The following table shows the compensation received by each of our non-employee directors for the fiscal year January 1, 2013 through December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3) ($)	Total ($)
Holli Harris	138,500	121,856	—	260,356
Carol R. Kaufman	131,500	121,856	—	253,356
Kenneth A. Nilsson	153,000	132,009	—	285,009
Julius Y. Oestreicher	133,000	121,856	—	254,856

(1)
  The amounts in the “Stock Awards” column reflect the grant date fair value of stock awards, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification 718. These awards were granted on May 21, 2013 on which date the fair market value per share was $16.04.
(2)
  At December 31, 2013, each of the non-employee directors held no unvested shares of restricted stock.
(3)
  At December 31, 2013, the number of vested stock options held by the non-employee directors was as follows: Ms. Harris, none; Ms. Kaufman, none; Mr. Nilsson, none; and Mr. Oestreicher, 49,500. At December 31, 2013, there were no unvested stock options held by the non-employee directors.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Program and Philosophy
Our executive compensation program is intended to:
•
  attract, motivate, retain and reward leadership of outstanding ability;
•
  link changes in executive compensation to individual and corporate performance and performance of our shareholders’ investments;
•
  facilitate the development of a progressive, results-oriented high performance culture;
•
  support the achievement of annual and long-term financial and strategic goals by rewarding executives for superior results; and
•
  align executives’ interests with those of the stockholders.
The ultimate objective of our compensation program is to improve shareholder value. To accomplish this, we evaluate both performance and compensation of employees to ensure that we maintain our ability to attract and retain employees and that compensation provided to employees remains competitive relative to the compensation paid to similarly situated employees of perceived comparable companies in the marketplace. The Company historically has believed and continued to believe throughout 2013 that it cannot reasonably identify peer issuers on an industry or line-of-business basis, principally due to the nature of the Company’s business of providing premium quality healthcare services in China through the operation of a network of private primary care hospitals and affiliated ambulatory clinics. In addition our named executive officers spend varying amounts of their time in managing and/or overseeing the activities of our 30%-owned joint venture, CML, which is engaged in the marketing, distribution and servicing of medical equipment in China and Hong Kong and in the manufacturing, marketing, sales, and distribution of medical devices, medical equipment, and consumables. As a result, we do not believe that we have a peer group against which to compare and from which to directly and empirically derive a basis for our compensation program. We do, however, generally consider entities with similar equity market capitalizations in making compensation decisions.
The above policies guide the Compensation Committee of our Board of Directors (the “Committee”) in assessing the compensation to be paid to our executive officers. The Committee endeavors to ensure that the total compensation paid to executive officers is fair, reasonable, competitive and consistent with our compensation policies. The above policies also guide the Committee as to the proper allocation between long-term compensation, current cash compensation, and short-term bonus compensation.
Impact of Advisory Say-On-Pay Vote
The Committee and the Board of Directors value the opinions of our stockholders. At our 2011 Annual Meeting, more than 88% of the votes cast on the say-on-pay proposal were in favor of our named executive officers’ compensation. With respect to the advisory vote on the frequency of future say-on-pay votes, over 70% of the votes cast favored a vote every three years. In accordance with this recommendation, the Board of Directors has determined that the Company will conduct future advisory votes on executive compensation every three years until the next required vote on the frequency of say-on-pay votes (in 2017), unless the Board otherwise determines that a different frequency for such advisory votes is in the best interest of the Company’s stockholders. Under this determination, stockholders have the opportunity to cast an advisory vote on our executive compensation at this Annual Meeting. See “Proposal 2 — Advisory Approval of Executive Compensation” below.
Role of Executive Officers in Compensation Decisions
The Committee reviews and approves the compensation paid to Ms. Lipson, our Chief Executive Officer. The Chief Executive Officer recommends to the Committee the compensation to be paid to our other named executive officers: Ms. Silverberg, Executive Vice President and Secretary; Mr. Pemble,

Executive Vice President and Chief Operating Officer; and Mr. Low, Senior Vice President, Finance and Chief Financial Officer. Following a review of such recommendations, the Committee approves compensation for such officers in an amount the Committee deems reasonable and appropriate.
Management plays a significant role in the compensation-setting process for executive officers by:
•
  recommending financial performance metrics for the Company’s annual Executive Management Incentive Program (“EMIP”) based on the Company’s overall business plan and budget as approved by the Board;
•
  providing the Committee with quantitative calculations of such awards based on the Company’s operating results;
•
  recommending individual non-financial goals under the EMIP, subject to approval by the Chief Executive Officer and the Committee;
•
  providing a self-assessment of the extent to which the individual non-financial goals were achieved, which assessment is commented on by the Chief Executive Officer; and
•
  recommending salary levels, bonuses and equity-based awards.
Management also prepares meeting information for most Committee meetings, and the Chief Executive Officer participates in certain Committee meetings at the Committee’s request to provide background information regarding our strategic objectives, evaluation of the performance of the executive officers, and compensation recommendations as to executive officers (other than the Chief Executive Officer).
Setting Executive Compensation
The Committee structures executive compensation with an aim to motivate our executive officers to achieve our business goals, increase shareholder value and reward executive officers for achieving such goals.
In making compensation decisions, the Committee believes that information regarding pay practices at other companies is useful, but not determinative, because the Committee believes that we have no directly comparable peer companies and recognizes that our compensation practices must be competitive in the marketplace in general. In 2011 the Committee retained the compensation consulting firm Pay Governance to help us evaluate our compensation program, and that firm continued to assist the Committee in 2012 and 2013. Pay Governance periodically provides the Committee with broad-based survey information, including the ranges of compensation and elements thereof applicable to each of the Company’s named executive officers, and the Committee used this information in its compensation decisions in 2013. Pay Governance was identified and engaged directly by the Committee and has not provided any services to management other than calculating the fair market value (for use in the Company’s financial statements) of the equity awards it designed for use by the Committee. The Committee has considered the independence of Pay Governance under SEC and Nasdaq independence factors, and has determined that the firm is independent and that its services to the Committee did not raise any conflict of interest.
In making its compensation decisions in the fiscal year ended December 31, 2013, the Committee also considered other information, such as informally-perceived compensation opportunities available to our employees in the marketplace. The Committee relies upon its judgment and, when appropriate, management’s judgment, of each individual executive officer in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances stockholder value. Key factors affecting this judgment include:
•
  performance compared to the financial, operational and strategic goals established for the executive, the Company or an applicable operating segment;
•
  nature, scope and level of responsibilities of the particular executive;
•
  the executive’s contribution to our financial results; and
•
  the executive’s effectiveness in leading and/or carrying out our strategic initiatives.

In addition, the Committee considers each executive officer’s current and prior-year salary and bonus, the appropriate balance between incentives for long-term and short-term performance, the compensation paid to the executive officer’s peers, if any, within the Company and the recommendations by the Chief Executive Officer as to each other executive officer.
Executive Compensation Components
For the fiscal year ended December 31, 2013, the principal components of compensation for the executive officers were:
•
  base salary;
•
  performance-based annual incentive bonus;
•
  performance-based long-term equity incentive compensation; and
•
  perquisites and other personal benefits.
Base Salary
We provide executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. In setting base salaries, the Committee reviewed published compensation survey data for similar size companies. The base salary for each of the executive officers is guided by the salary levels for perceived comparable positions in the marketplace, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual at the Committee’s discretion. Our overall anticipated and actual performance and profitability and macro-economic matters, such as cost of living increases, are also factors in determining the base salaries for the executive officers.
In December 2010, the Committee increased the base salaries of each of Ms. Lipson, Ms. Silverberg and Mr. Pemble, effective January 1, 2011, to $425,000, $390,000, and $390,000, respectively and approved an increase in Mr. Low’s base salary to $240,726, effective January 1, 2011. In connection with Mr. Low’s promotion to Chief Financial Officer in January 2012, the Committee approved an increase in his base salary to $252,740 effective January 1, 2012. The base salaries of each of the named executive officers have not been increased since these dates. Among other factors, the Committee considered that the survey data presented by Pay Governance indicated that base salaries were competitively positioned near the median of the survey data.
Performance-Based Annual Incentive Bonus
In March 2013, the Committee established the performance objectives for the Company’s performance-based annual incentive bonus plan, referred to as the Executive Management Incentive Program (“EMIP”). The executive officers made eligible for the EMIP were Ms. Lipson, Ms. Silverberg, Mr. Pemble, and Mr. Low.
As in prior years, the EMIP used both financial and non-financial performance objectives. For 2013, three financial performance metrics were used:
•
  achievement of Chindex budgeted revenue (target amount: $194,452,000);
•
  achievement of Chindex budgeted Adjusted EBITDA (target amount: $34,074,000)*; and
•
  achievement of budgeted Chindex level equity earnings in CML earnings (target amount: $1,400,000).

*
  The Company defines Adjusted EBITDA as income (loss) before interest expense, interest and other income, income taxes, depreciation and amortization, and also excludes development, pre-opening and start-up expenses related to new and pending hospitals and clinics, equity in earnings (loss) of unconsolidated affiliate, and non-recurring charges such as merger transaction expenses and CML joint venture formation. The Company anticipates recurring development, pre-opening and start-up expense and notes that such expense is a basic element of the long term growth plan.

The weighting of these three objectives was different for each of the named executive officers, based on the extent of their relative responsibilities for Chindex as a whole and for CML, as follows:

	Performance Weighting
	Revenue	EBITDA	CML
Roberta Lipson	45%	45%	10%
Elyse Beth Silverberg	40%	40%	20%
Lawrence Pemble	40%	40%	20%
Robert C. Low	50%	50%	0%

Performance at target level (100% of budgeted amounts) would entitle the named executive officers to an aggregate payout of the following percentages of base salary (target payout) for the financial performance objectives:

Ms. Lipson	40%
Ms. Silverberg	40%
Mr. Pemble	40%
Mr. Low	25%

Performance at 110% or more of the budgeted amount for any objective would entitle the executive to a payout of 140% of target payout for that objective, performance between 100% and 110% would entitle the executive to a payout of 100% of target payout, and performance at between 90% and 100% of the budgeted amount would entitle the executive to a payout of 60% of target payout. If performance is below 90% of budget for any objective, there is no payout for that objective.
In addition to the payouts for the financial objectives, each executive was eligible to earn up to 20% of base salary for timely completion of non-financial objectives, with lesser amounts payable for partial completion of such objectives. The non-financial objectives, which were individualized for each executive, included goals relating to completion of specific hospital projects, employee development, client development, customer satisfaction, improving administrative processes and continued implementation of the CML joint venture from a financial and operating perspective. A significant portion of each executive’s goals involved facilitating the Board’s consideration and negotiation of a proposed sale of the Company. The extent of achievement of such objectives is determined by the Committee in its discretion after consideration of each executive’s self-assessment of the extent of achievement of each objective and the evaluations of such assessment by and recommendations of the Chief Executive Officer. The EMIP also provides for the possibility of the Committee’s grant of a discretionary bonus in the event of extraordinary efforts or achievements or in the event of unanticipated developments.
In setting the payout levels for the EMIP, the Committee was aiming to provide bonus opportunities that were competitive with market at both target and maximum levels of performance. The Committee considered the survey data presented by Pay Governance and concluded that prior year EMIP bonus opportunity levels were slightly below competitive levels at target level of performance.

At a meeting in March 2014, the Committee determined that the revenue objective for 2013 was attained at 92% of the target level, resulting in payout for this goal at threshold level (60% of target payout); the Adjusted EBITDA objective was attained at 85% of the target level, resulting in no payout for this goal; and the CML earnings objective was attained at below the threshold level, resulting in no payout for this goal. At a meeting in April 2014, the Committee determined that each executive officer had fully achieved his or her non-financial goals. As a result of the Committee’s determinations, each executive received an EMIP payment as follows:

Name	Base Salary ($)	Paid for Financial Objectives						Paid for Non- Financial Objectives		Total Paid under EMIP ($)
		Revenues		Adjusted EBITDA		CML
		Amount ($)	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)	% of Base Salary
Roberta Lipson	425,000	45,900	11%	0	0	0	0	85,000	20%	130,900	31%
Elyse Beth Silverberg	390,000	37,440	10%	0	0	0	0	78,000	20%	115,440	30%
Lawrence Pemble	390,000	37,440	10%	0	0	0	0	78,000	20%	115,440	30%
Robert C. Low	252,740	18,956	8%	0	0	0	0	50,548	20%	69,504	28%

Performance-Based Long-Term Equity Incentive Compensation
The Committee has the authority to make grants of equity to executive officers and other employees under our 2007 Stock Incentive Plan. Grants of equity compensation are designed to attract and retain key managerial and professional talent, and align the interests of the executive officers with those of our shareholders by providing each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.
As a result of the evaluation of our executive compensation program undertaken by Pay Governance in 2011, in 2012 the Committee adopted a newly-designed long-term incentive program under our 2007 Stock Incentive Plan providing for the grant of performance-based restricted stock units (“PRSUs”). The Committee made grants of PRSUs to executive officers, including our named executive officers, under this program in 2012 and 2013. The program closely aligns the equity compensation paid to participants with the achievement of pre-set quantitative metrics and is intended to enable our equity awards to be deductible as performance-based compensation in accordance with Section 162(m). The program was created with the assistance of Pay Governance, which provided certain benchmark information from market-size comparable companies and assistance in sizing the grants.
Awards under this program are initially expressed as a target number of PRSUs. The target number of units is adjusted to reflect the attainment of Company financial performance metrics during the performance period for the award, and further adjusted to reflect the Company’s relative stock price performance as compared to an index. For the awards granted in 2013, the Committee determined to use a two-year performance period — calendar years 2013 and 2014 — as opposed to the one-year performance period used for the awards granted in 2012. The Committee decided to lengthen the performance period to further encourage the executives to focus on long-term sustained performance.
The financial performance metrics used for the 2013 awards were Revenue and Adjusted EBITDA, with performance on each metric determined separately and measured on a cumulative basis over the entire performance period. The target levels of performance for these awards were Revenues of $395 million, and Adjusted EBITDA of $75 million. (The Company defines Adjusted EBITDA as income (loss) before interest expense, interest and other income, income taxes, depreciation and amortization, and also excludes development, pre-opening and start-up expenses related to new and pending hospitals and clinics, equity in earnings (loss) of unconsolidated affiliate, and non-recurring charges such as merger transaction expenses and CML joint venture formation. The Company anticipates recurring development, pre-opening and start-up expense and notes that such expense is a basic element of the long term growth plan.)
A participant’s target number of units is allocated 50% to each of the two financial performance metrics, and the number of units earned is calculated separately for each metric. At threshold level of performance, the executives would earn 50% of the target number of units for that metric, and at maximum level of performance the executives would earn 150% of the target number of units for that metric, with interpolation to determine payouts for performance between these levels. No units would be earned for a metric for performance below the threshold level for that metric. The number of units earned based on Company performance metrics is to be increased or decreased by up to 25% based on the Company’s stock performance during the 2-year performance period relative to the performance of the NASDAQ Golden Dragon China Index (formerly known as the Halter USX China Index), (an index of selected companies whose common stock is listed on Nasdaq, NYSE or NYSE Amex, that are headquartered or incorporated in the People’s Republic of China (excluding Hong Kong), that have a minimum market capitalization of $100 million, and a minimum 3-month average daily dollar trading volume of $250,000). The number of units earned after this adjustment is subject to vesting based on continued employment, with one-half of the units vesting at the end of each of 2015 and 2016, subject to accelerated vesting in specified events, as described under “Grants of Plan-Based Awards in Fiscal 2013.” Upon the vesting of a unit, the award holder will receive one share of our common stock in settlement of that unit.
The target number of PRSUs granted to our executive officers during the fiscal year ended December 31, 2013 is as follows:

Name	Target # of Performance Restricted Stock Units Granted
Roberta Lipson	24,500
Elyse Beth Silverberg	24,500
Lawrence Pemble	24,500
Robert C. Low	8,400

Because the performance period for these awards is ongoing, there has been no Committee determination of earn-out under these awards.
Perquisites and Other Personal Benefits
We provide certain executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.
As described below, certain of our executive officers have employment agreements that expressly entitle them to perquisites and other personal benefits. In particular, each of Ms. Lipson and Ms. Silverberg receives a monthly housing allowance in connection with their residence in China, and Mr. Pemble receives tuition reimbursement for his minor children and a monthly allowance relating to remote office expenses. Ms. Lipson’s employment agreement entitles her to receive tuition reimbursement for her minor children, but she had no reimbursable tuition expenses in 2013 (see “Summary Compensation Table” below for more information). These executives are also entitled to the use of a Company car or reimbursement for business use of a personal car, and to reimbursement for certain travel expenses.
Employment Agreements
Ms. Lipson, Ms. Silverberg and Mr. Pemble have employment agreements which were entered into on October 31, 2006 and amended in December 2008. The agreements with Ms. Silverberg and Mr. Pemble were amended in December 2010 to extend the scope of their services to include services for the Company’s CML joint venture, and Mr. Pemble’s employment agreement was further amended as of January 1, 2012 to reflect the change in his title and duties from Chief Financial Officer to Chief Operating Officer of the Company. The employment agreements provide for base salaries which are to be reviewed annually, annual bonus compensation (which has been implemented pursuant to the Executive Management Incentive Program), and long-term equity incentive compensation as determined by the Committee. The employment agreements further provide for the payment of annual reimbursement of up to $90,000 per year for the tuition for any minor children of Ms. Lipson and Mr. Pemble, of $5,000 per month for housing expenses of Ms. Lipson and Ms. Silverberg in China, and of $5,000 per month for certain remote office expenses of

Mr. Pemble. The employment agreements also entitle the executives to the use of a Company car or an allowance to reimburse the executive for costs associated with the business use of a personal automobile. During the years the executives are based in China, they are also entitled to reimbursement for round-trip economy class airfare from China to the executive’s home in the United States for the executive and his or her spouse and children.
The agreements were scheduled to expire December 31, 2013, but were extended for one year on June 28, 2013 and for an additional year on March 18, 2014, in each case without any other changes to the agreement provisions. In extending the agreements, the Committee considered that the agreements were intended to ensure that the Company would be able to maintain a continuous, stable and competent executive team, and that maintaining continuity of the management team was particularly essential in light of the then ongoing discussions regarding a proposed sale of the Company. In deciding to extend the employment agreements, the Committee also considered, among other factors, information about comparable compensation practices provided by Pay Governance and the recommendation of Pay Governance in support of the extension.
In November 2008, the Company entered into a three-year employment agreement with Mr. Low pursuant to which he served as Vice President, Finance, and Chief Accounting Officer, reporting to the Chief Financial Officer. Mr. Low was subsequently given the additional position of Controller. Effective January 1, 2012 the Company and Mr. Low entered into an amended employment agreement providing for Mr. Low’s service as Senior Vice President, Finance, Chief Financial Officer and Corporate Controller for a term ending January 1, 2015, providing for an increase in base salary, participation in the EMIP, and long-term equity grants as determined by the Committee. On September 3, 2013, Mr. Low’s agreement was amended to extend the term for an additional year. The Committee’s considerations with respect to extension of Mr. Low’s agreement were similar to those with respect to extension of the employment agreements of the other executive officers.
For a description of the provisions of the employment agreements relating to termination of employment, see the section titled “Potential Payments Upon Termination or Change of Control.”
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that such compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. The Company’s 2007 Stock Incentive Plan has been structured so that awards under the plan may, but need not, qualify as performance-based compensation for purposes of Section 162(m), depending on the terms of the award. To date, the stock options and performance RSUs granted to the executive officers qualified as performance-based, but restricted stock awards and a portion of awards under the EMIP have not qualified.
Risk Assessment of Executive Officer Compensation Plans
The Company’s performance-based incentive compensation plans for our most senior executive officers contain a number of features that discourage our executives from taking unnecessary and excessive risk, including the following:
•
  Financial performance targets, although recommended by management based on the Company’s overall business plan and budget, are determined by the Committee. Similarly, non-financial performance goals, though recommended by management, are subject to approval by the Committee.
•
  The financial performance objectives for the fiscal year ended December 31, 2013 under both the EMIP and the long-term equity awards used both revenue and operating income measures, thereby providing balanced incentives.
•
  The financial performance measures applicable for each of our named executive officers under the EMIP were weighted at least 80% based on Company-wide performance. The performance metrics for the PRSU awards for each of our named executive officers were based entirely on Company-wide performance. This structure encourages the entire management team to make decisions focused on the best long-term interests of the Company as a whole.
•
  There is a limit on the amount which can be paid to any executive under the EMIP and the PRSU award, regardless of the amount by which performance exceeds target levels.
•
  The EMIP expressly provides the Committee with discretion to reduce amounts payable under the plan.
•
  The Company’s grants of equity awards encourage long-term value creation by providing for a performance period followed by vesting over a number of years. The grants made in 2013 are subject to a 2-year performance period ending December 31, 2014 and vest in equal installments on December 31, 2015 and 2016.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.
RESPECTFULLY SUBMITTED:
THE COMPENSATION COMMITTEE
Julius Y. Oestreicher (Chair)
Holli Harris
Carol R. Kaufman
Kenneth A. Nilsson

Summary Compensation Table

Name and Principal Position at December 31, 2013	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Roberta Lipson President and Chief Executive Officer	2013	456,742	—	366,030	—	130,900	80,890	(4)	1,034,562
	2012	448,169	—	370,300	—	238,000	119,959		1,176,428
	2011	437,741	—	568,800	44,950	148,750	113,926		1,314,167
Elyse Beth Silverberg Executive Vice President and Secretary; Chief Operating Officer of CML	2013	419,128	—	366,030	—	115,440	83,683	(5)	984,281
	2012	411,261	124,800	370,300	—	109,200	81,572		1,097,133
	2011	401,692	—	497,700	44,950	107,250	78,775		1,130,367

Lawrence Pemble Chief Operating Officer and Executive Vice President; Chief Financial Officer of CML	2013	390,000	—	366,030	—	115,440	85,205	(6)	956,675
	2012	390,000	78,000	370,300	—	156,000	85,006		1,079,306
	2011	390,000	—	497,700	44,950	107,250	87,296		1,127,196

Robert C. Low Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer and Controller	2013	252,720	—	125,496	—	69,504	7,650	(7)	455,370
	2012	252,721	—	126,960	—	113,733	7,500		500,914
	2011	240,726	14,443	213,300	26,970	54,164	7,350		556,953

(1)
  Ms. Lipson’s and Ms. Silverberg’s salaries were denominated in Chinese RMB and have been converted to USD using an average exchange rate as follows: for fiscal 2013, 6.19 RMB to $1.00; for fiscal 2012, 6.31 RMB to $1.00; and for fiscal 2011, 6.46 RMB to $1.00.
(2)
  The amounts in the “Stock Awards” column reflect the grant date fair value of stock awards granted in the fiscal year, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification 718 (excluding the estimated effect of any forfeitures). This is the total amount the Company would expect to expense in its financial statements over the vesting period for the award. Such awards consisted of performance restricted stock unit (“performance RSU” or “PRSU”) awards for 2013 and 2012 and restricted stock awards for 2011. The grant date fair value of each restricted stock award is the fair market value of the shares on the date of the award. The value shown for the performance RSUs reflects the estimate of probable attainment of the performance conditions as determined at the date of grant using a Monte Carlo simulation. If the performance RSUs were valued based on achievement of the maximum performance level (for both Company metrics and relative stock price), the amounts in the Stock Awards column for 2013 would be $686,306, $686,306, $686,306, and $235,305 for Ms. Lipson, Ms. Silverberg, Mr. Pemble, and Mr. Low, respectively. These awards are subject to a two-year performance period which is ongoing. If the 2012 performance RSUs were valued based on achievement of the maximum performance level (for both Company metrics and relative stock price), the amounts in the Stock Awards column for 2012 would be $694,313, $694,313, $694,313, and $238,050 for Ms. Lipson, Ms. Silverberg, Mr. Pemble, and Mr. Low, respectively; the grant date value of these awards based on the level of performance actually attained was $496,202, $496,202, $496,202, and $170,126 for Ms. Lipson, Ms. Silverberg, Mr. Pemble, and Mr. Low, respectively. Each award of restricted shares entitles the holder to payment of cash dividends at the same time as dividends are paid to other shareholders. No dividend equivalents are paid on performance RSUs during the performance period. After the end of the performance period, dividend equivalents are credited to a bookkeeping account for the executive with respect to each “earned” performance RSU at the same time as dividends are paid to other shareholders; the accumulated dividend equivalents are paid in cash at the time shares of common stock are delivered in settlement of the performance RSUs, to the extent the “earned” RSUs have vested under the subsequent service-based vesting requirements. Amounts reflected in this column may not correspond to the actual value that will be received by the executive from these awards. Assumptions made in calculating the grant date fair value for performance RSU awards are included in Note 8 to the Company’s financial statements for the fiscal year ended December 31, 2013.
(3)
  The amounts in the “Option Awards” column reflect the grant date fair value of stock options, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification 718 (excluding the estimated effect of any forfeitures), granted in the fiscal year. This is the total amount the Company would expect to expense in its financial statements over the vesting period for the award. Assumptions made in calculating the grant date fair value for these awards are included in Note 1 to the Company’s financial statements for the fiscal year ended December 31, 2013. Amounts reflected in this column may not correspond to the actual value that will be received by the executive from these awards.
(4)
  Consists of housing allowance of $71,396 for Ms. Lipson’s housing in China, $7,650 in matching contributions under the Company’s 401(k) plan and $1,844 for automobile and related expense.
(5)
  Consists of housing allowance of $71,396 for Ms. Silverberg’s housing in China, $4,637 reimbursement for home leave travel and $7,650 in matching contributions under the Company’s 401(k) plan.
(6)
  Consists of $15,345 for tuition expenses for Mr. Pemble’s children, maintenance of remote office facility expenses of $60,000, $2,210 for life insurance and $7,650 in matching contributions under the Company’s 401(k) plan.
(7)
  Consists of matching contributions under the Company’s 401(k) plan.
Grants of Plan-Based Awards in Fiscal 2013
The following table provides information about equity awards and non-equity incentive awards granted to the named executives in the fiscal year ended December 31, 2013:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value(3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roberta Lipson	3/27/2013	102,000	170,000	238,000
	3/27/2013				12,250	24,500	36,750	366,030
Elyse Beth Silverberg	3/27/2013	93,600	156,000	218,400
	3/27/2013				12,250	24,500	36,750	366,030
Lawrence Pemble	3/27/2013	93,600	156,000	218,400
	3/27/2013				12,250	24,500	36,750	366,030
Robert C. Low	3/27/2013	37,911	63,185	88,459
	3/27/2013				4,200	8,400	12,600	125,496

(1)
  Amounts shown in this column reflect annual cash incentive awards for fiscal 2013 under the Executive Management Incentive Program (“EMIP”). Amounts in the “Threshold” column are the amounts that would have been paid if all of the financial objectives were satisfied at threshold level (90% of budget). Amounts in the “Target” column are the amounts that would have been paid if all of the financial objectives were satisfied at target level (100% of budget). Amounts in the “Maximum” column are the amounts that would have been paid if all of the financial objectives were satisfied at maximum level (110% of budget). In addition to the amounts shown on the table, each named executive officer was eligible to receive up to 20% base salary for achievement of individual non-financial objectives and an additional bonus in the discretion of the Compensation Committee. See the “Compensation Discussion and Analysis” for information with respect to the performance goals under the EMIP for fiscal 2013 and the determination of the amounts earned. The actual amounts earned are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
  This column reflects the performance RSUs granted to the named executive officers in the fiscal year ended December 31, 2013. The numbers shown in the “Threshold,” “Target,” and “Maximum” columns are the numbers of performance RSUs that would have been earned if performance was at the respective level based on achievement of the Company performance metrics. The number of performance RSUs that could be earned at each such level was subject to further increase or decrease by up to 25% based on the relative performance of the Company’s stock price compared to that of an index. This adjustment could result in lowering the number of performance RSUs payable at Threshold to 9,187 for Ms. Lipson, Ms. Silverberg and Mr. Pemble and to 3,150 for Mr. Low or raising the number of performance RSUs payable at Maximum to 45,937 for Ms. Lipson, Ms. Silverberg and Mr. Pemble and to 15,750 for Mr. Low. The performance period for these performance RSUs ends on December 31, 2014.
The performance RSUs, to the extent earned as described above, vest as to one-half of the RSUs on each of December 31, 2015 and 2016, with full vesting in the event of the executive’s death, disability, termination of employment by the Company without cause or by the executive for good reason, a change of control of the Company, or a decrease in the Company’s ownership of the subsidiary, affiliate, or division employing the executive to less than 25%. In the event of an executive’s death, disability, or termination of employment by the Company without cause or by the executive for good reason before the number of performance RSUs that have been earned has been determined, the performance RSUs will be earned and vested to the extent of the attainment of the performance measures (as determined after completion of the performance period) but pro-rated based on the number of full months of employment completed by the executive during the performance period. In the event of a change of control of the Company or a decrease in the Company’s ownership of the subsidiary, affiliate, or division employing the executive to less than 25%, outstanding performance RSUs which have not yet been earned will vest at target level. Vested performance RSUs will be settled by delivery of an equivalent number of shares of common stock.
(3)
  This column shows the full grant date fair value of each equity award, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification 718 (excluding the estimated effect of any forfeitures), granted in the fiscal year ended December 31, 2013, based on the probable outcome of the performance conditions as determined at the date of grant. This is the total amount the Company would expect to expense in its financial statements over the vesting period for the award, as determined at the date of grant. Assumptions made in calculating the grant date fair value for performance RSU awards are included in Note 8 to the Company’s financial statements for the fiscal year ended December 31, 2013. The grant date fair value is $14.94 per share for the performance RSU awards.

Outstanding Equity Awards at 2013 Fiscal Year-End
The following table provides information on the holdings of stock options and unvested restricted stock by the named executives as of December 31, 2013. The market price of Common Stock on such date was $17.43 per share.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned PRSUs That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned PRSUs That Have Not Vested ($)
Roberta Lipson	07/08/2005	(3)	16,499	—	2.98	07/08/2015	—	—	—	—
	02/07/2006	(1)	40,500	—	4.36	02/07/2016	—	—	—	—
	09/11/2007	(4)	52,500	—	13.55	09/10/2017	—	—	—	—
	11/27/2007	(5)	30,000	—	19.81	06/17/2018	—	—	—	—
	09/15/2008	(6)	60,000	—	10.55	09/14/2018	—	—	—	—
	06/30/2009	(6)	5,000	—	12.37	06/30/2019	—	—	—	—
	11/22/2010	(6)	5,000	—	14.85	11/21/2020	—	—	—	—
	06/09/2011	(4)	2,500	2,500	14.22	06/09/2021	—	—	—	—
	06/09/2011	(4)	—	—	—	—	20,000	348,600	—	—
	03/28/2012	(8)	—	—	—	—	31,423	547,703	—	—
	03/27/2013	(9)	—	—	—	—	—	—	36,750	640,553
	Total		211,999	2,500	—	—	51,423	896,303	36,750	640,553
Elyse Beth Silverberg	04/26/2004	(2)	37,500	—	8.33	04/26/2014	—	—	—	—
	07/08/2005	(3)	16,500	—	2.98	07/08/2015	—	—	—	—
	02/07/2006	(1)	40,500	—	4.36	02/07/2016	—	—	—	—
	09/11/2007	(4)	45,000	—	13.55	09/10/2017	—	—	—	—
	11/27/2007	(5)	12,000	—	19.81	06/17/2018	—	—	—	—
	06/26/2008	(7)	15,000	—	15.32	06/26/2018	—	—	—	—
	09/15/2008	(6)	45,000	—	10.55	09/14/2018	—	—	—	—
	06/30/2009	(6)	5,000	—	12.37	06/30/2019	—	—	—	—
	11/22/2010	(6)	5,000	—	14.85	11/21/2020	—	—	—	—
	06/09/2011	(4)	2,500	2,500	14.22	06/09/2021	—	—	—	—
	06/09/2011	(4)	—	—	—	—	17,500	305,025	—	—
	03/28/2012	(8)	—	—	—	—	31,423	547,703	—	—
	03/27/2013	(9)	—	—	—	—	—	—	36,750	640,553
	Total		224,000	2,500	—	—	48,923	852,728	36,750	640,553
Lawrence Pemble	02/07/2006	(1)	84,000	—	4.36	02/07/2016	—	—	—	—
	09/11/2007	(4)	45,000	—	13.55	09/10/2017	—	—	—	—
	11/27/2007	(5)	30,000	—	19.81	06/17/2018	—	—	—	—
	09/15/2008	(6)	45,000	—	10.55	09/14/2018	—	—	—	—
	06/30/2009	(6)	5,000	—	12.37	06/30/2019	—	—	—	—
	11/22/2010	(6)	5,000	—	14.85	11/21/2020	—	—	—	—
	06/09/2011	(4)	2,500	2,500	14.22	06/09/2021	—	—	—	—
	06/09/2011	(4)	—	—	—	—	17,500	305,025	—	—
	03/28/2012	(8)	—	—	—	—	31,423	547,703	—	—
	03/27/2013	(9)	—	—	—	—	—	—	36,750	640,553
	Total		216,500	2,500	—	—	48,923	852,728	36,750	640,553
Robert C. Low	09/29/2008	(6)	6,000	—	10.99	09/28/2018	—	—	—	—
	11/22/2010	(6)	3,000	—	14.85	11/21/2020	—	—	—	—
	06/09/2011	(4)	1,500	1,500	14.22	06/09/2021	—	—	—	—
	06/09/2011	(4)	—	—	—	—	7,500	130,725	—	—
	03/28/2012	(8)	—	—	—	—	10,773	187,773	—	—
	03/27/2013	(9)	—	—	—	—	—	—	12,600	219,618
	Total		10,500	1,500	—	—	18,273	318,498	12,600	219,618

(1)
  All of these options vested on grant date.
(2)
  30,000 options vested on the date of grant and the remaining 7,500 options vested on March 15, 2005.
(3)
  One-third of these options vested on the date of grant and the remaining options vested on February 7, 2006.
(4)
  These options and shares vest one-fourth on each of the first four anniversaries of the date of grant.
(5)
  These options were granted as part of the fiscal 2008 EMIP and vested one-third each on June 17, 2009, 2010 and 2011.
(6)
  These options and shares vest one-third on each of the first three anniversaries of the date of grant.
(7)
  These options were granted as part of the fiscal 2009 EMIP and vested one-third each on July 1, 2010, 2011 and 2012.
(8)
  These Performance RSUs were granted in 2012 with a performance period ending December 31, 2012 and are shown at the level earned, as determined in March 2013, reduced by the number of units that vested on December 31, 2013. These PRSUs vest one-third each December 31, 2013, 2014, and 2015.
(9)
  These Performance RSUs were granted in 2013 with a performance period ending December 31, 2014 and are shown at the maximum level because the Company currently anticipates that performance will be above target level. The Company has entered into an Agreement and Plan of Merger which calls for these awards to vest at target level if the merger occurs before the end of the performance period (December 31, 2014). At target level, these awards would be 24,500 for each of Ms. Lipson, Ms. Silverberg and Mr. Pemble, and 8,400 for Mr. Low. If the merger does not occur, these PRSUs, to the extent earned, would vest one-half on each of December 31, 2015 and 2016.
Option Exercises and Stock Vested in Fiscal 2013
The following table shows options exercised and restricted stock vested during the fiscal year ended December 31, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Roberta Lipson	—	—	45,063	754,040
Elyse Beth Silverberg	—	—	40,897	685,076
Lawrence Pemble	—	—	40,897	685,076
Robert C. Low	—	—	15,308	255,298

Potential Payments Upon Termination or Change of Control
The Company has entered into employment agreements with Ms. Lipson, Ms. Silverberg, Mr. Pemble, and Mr. Low. The agreements with Ms. Lipson, Ms. Silverberg and Mr. Pemble were scheduled to expire December 31, 2013 but were extended for one year on June 28, 2013 and for an additional year on March 18, 2014. These agreements provide that in the event of the executive’s termination by the Company for “cause” or the executive’s voluntary resignation without “good reason,” the executive would only be entitled to earned but unpaid salary, earned but unpaid bonus for a previously completed fiscal year, payment of or reimbursement for any unpaid housing allowance or unreimbursed business expenses, airfare, tuition and automobile expenses, payment for unused vacation and any amounts payable under Company benefit plans or policies. Under the agreements, “cause” means willful misconduct or gross negligence, dishonesty or misappropriation of assets, certain absences from work, unauthorized disclosure of confidential or proprietary information under certain circumstances, a conviction for certain crimes or a violation of certain laws, or the failure to attempt to perform the executive’s duties, most of which events are subject to opportunities to cure.
The agreements also provide that in the event of the executive’s termination by the Company without “cause” or by the executive for “good reason,” the executive would be entitled to all of the above amounts and benefits plus (i) a lump sum payment equal to three times the sum of the ensuing year’s salary plus the prior year’s bonus plus the annual housing allowance; (ii) a pro-rated portion of the current year’s bonus (except that in the event of the executive’s termination within 12 months following a change of control event, the pro-rated bonus is instead based on the greater of the executive’s average bonus for the two prior years or 30% of salary); (iii) continuation of specified medical benefits for life (unless the executive reaches the age of 65, or becomes eligible for Medicare or corresponding benefits with a new employer); (iv) an annuity policy which will provide the executive with payments of $500 per month from the date the executive reaches the age of 65 until his or her death that the executive can use to purchase supplemental health insurance; (v) vesting of all equity awards; and (vi) continuation of any tuition reimbursements for the remainder of the calendar year in which termination occurred plus three additional years. The executive is also entitled to a tax gross-up to the extent amounts payable to the executive in connection with a change of control event are subject to excise tax. Under the employment agreements, “good reason” means any reduction in the executive’s authority, duties or responsibilities or an adverse change in the executive’s position, title or reporting responsibility (except for changes solely by virtue of the Company being acquired by another entity); the assignment of duties to the executive that are inconsistent with his or her position and status; a reduction in the executive’s annual salary or bonus opportunity; the failure to cure a material breach of the executive’s employment agreement by the Company; or relocation of the executive without his or her consent, all but the last of which events are subject to an opportunity to cure.
The agreements also provide that the executive’s employment terminates automatically upon the executive’s death and may be terminated by the Company in the event of the executive becoming disabled. For purposes of the agreements, “disability” is defined as physical or mental incapacity of a nature which prevents the executive, in the good faith judgment of the Company’s Board of Directors, from performing his or her duties under the agreement for a period of 180 consecutive days or 270 days during any year. In the event of death or disability, the executive would only be entitled to earned but unpaid salary, earned but unpaid bonus for a previously completed fiscal year, reimbursement for business expenses, payment for unused vacation, any amounts payable under Company benefit plans or policies, and a pro rata portion of the current year’s bonus (based on the greater of the executive’s average bonus for the two prior years or 30% of salary). In addition, the agreements require the Company to provide each executive with a life insurance policy having a benefit payable upon death equal to three times the executive’s salary.
The agreements also provide that the executive’s employment would terminate immediately and automatically upon the expiration of the term of the agreement (December 31, 2015). The executive would be entitled to earned but unpaid salary, earned but unpaid bonus for a previously completed fiscal year, reimbursement for business expenses, payment for unused vacation, any amounts payable under Company benefit plans or policies, and a pro rata portion of the current year’s bonus; provided, however, that if the executive’s employment was terminated at the expiration of the term and the Company had not previously offered to renew the employment agreement on commercially reasonable terms, then the Company would also pay or provide (i) group life, sickness, hospitalization and accident insurance benefits equivalent to those to which the executive would have been entitled if he or she continued working for the Company for an additional twelve month period, and (ii) the annual salary to the same extent to which the executive would have been entitled if he or she continued working for the Company for an additional twelve month period.
The employment agreements have non-competition, confidentiality and non-solicitation provisions. The non-competition provision states that the executive officer will not compete with the Company through the end of one year after cessation of employment, with certain exceptions. The confidentiality provision states that the executive officer will maintain the confidential information of the Company in confidence during and after employment, with certain exceptions. The non-solicitation provision states that, for one year after cessation of employment, the executive officer will not solicit for employment or hire any person who was employed by the Company during the term of such person’s employment, with certain exceptions.
Mr. Low’s employment agreement was amended effective January 1, 2012 to provide for a three-year term ending January 1, 2015 and was amended September 3, 2013 to extend the term until January 1, 2016. This agreement provides that in the event of termination of Mr. Low’s employment by the Company without “cause” or by Mr. Low for “good reason” (as those terms are defined in the employment agreements of the other named executives), he would be entitled to (i) earned but unpaid salary, (ii) earned but unpaid bonus for a previously completed fiscal year, (iii) continued payment of his base salary for a period of twelve months (or for the balance of the term of the agreement, if shorter), (iv) a pro-rated portion of the current year’s bonus, (v) vesting of all equity awards, and (vi) any amounts payable under Company benefit plans or policies. If his employment is terminated for “cause”, he would receive only earned but unpaid salary and amounts payable under Company benefit plans or policies. In the event of any other termination of employment, including on account of death, disability, voluntary termination without “good reason”, or on the expiration of the term of the agreement, he would be entitled to receive earned but unpaid bonus for a previously completed fiscal year as well as earned but unpaid salary and amounts payable under Company benefit plans or policies. The agreement contains non-competition, confidentiality and non-solicitation provisions.
The performance RSUs granted to the named executive officers, to the extent “earned” by satisfaction of the performance criteria, become fully vested in the event of the executive’s death, disability, termination of employment by the Company without cause or by the executive for good reason, a change of control of the Company, or a decrease in the Company’s ownership of the subsidiary, affiliate, or division employing the executive to less than 25%. In the event of an executive’s death, disability, or termination of employment by the Company without cause or by the executive for good reason before the number of performance RSUs that have been earned has been determined, the performance RSUs will be earned and vested to the extent of the attainment of the performance measures (as determined after completion of the performance period) but pro-rated based on the number of full months of employment completed by the executive during the performance period. In the event of a change of control of the Company or a decrease in the Company’s ownership of the subsidiary, affiliate, or division employing the executive to less than 25%, outstanding performance RSUs which have not yet been earned will vest at target level.
The restricted stock awards granted to the named executive officers generally become fully vested upon the executive’s death or disability, upon a change in control of the Company, a decrease in the Company’s ownership of the subsidiary, affiliate or division employing the executive to less than 25%, or, in the case of awards granted before 2010, upon a termination of the executive’s employment by the Company without “cause.” The stock option awards granted to the executive officers generally become fully vested upon the executive’s retirement, death or disability, or upon a change in control of the Company or a decrease in the Company’s ownership of the subsidiary, affiliate or division employing the executive to less than 25%. In addition, the employment agreements of Ms. Lipson, Ms. Silverberg, Mr. Pemble, and Mr. Low provide that their equity awards become fully vested upon a termination of the executive’s employment by the Company without “cause” or by the executive for “good reason.” The stock options generally terminate immediately upon a termination for “cause,” 90 days after voluntary resignation or resignation for “good reason,” six months after termination of the executive’s employment by the Company without “cause,” two years after termination due to retirement, death, or disability, and one year after a termination of employment following a change in control.

The following table provides an estimate of the potential payments and benefits that each of the named executives would be entitled to receive upon termination of employment under various circumstances and upon a change of control. In each case, the table assumes the executive’s termination or the change of control occurred on December 31, 2013. The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as from the exercise of previously vested stock options (which amount can be calculated from the “Outstanding Equity Awards at 2013 Fiscal Year-End” table). The table also does not include benefits that are provided on a non-discriminatory basis to salaried employees generally, including amounts payable under the Company’s 401(k) plan.

	Cash Severance Payment ($)		Continuation of Medical/ Welfare Benefits ($)		Accelerated Vesting of Equity Awards ($)(1)		Continued Tuition Allowance ($)		Tax Gross-up ($)	Total Termination Benefits ($)
Roberta Lipson
• Voluntary Resignation or Termination for Cause	—		—		—		—		—	—
• Death or Disability	193,375	(2)	—		1,117,845		—		—	1,311,220
• Retirement	—		—		8,025		—		—	8,025
• Termination Without Cause or for Good Reason	2,334,085		238,954	(3)	1,117,845		—	(5)	—	3,690,884
• Change of Control	—		—		1,331,363		—		—	1,331,363
• Sale of Subsidiary or Division Employing Executive	—		—		1,331,363		—		—	1,331,363
• Termination Without Cause or for Good Reason after Change of Control	2,307,310		238,954	(3)	1,331,363	(4)	—	(5)	1,476,276	5,353,903
• Failure to Renew	555,900		18,636		—		—		—	574,536
Elyse Beth Silverberg
• Voluntary Resignation or Termination for Cause	—		—		—		—		—	—
• Death or Disability	170,625	(2)	—		1,074,270		—		—	1,244,895
• Retirement	—		—		8,025		—		—	8,025
• Termination Without Cause or for Good Reason	2,201,625		278,259	(3)	1,074,270		—		—	3,554,154
• Change of Control	—		—		1,287,788		—		—	1,287,788
• Sale of Subsidiary or Division Employing Executive	—		—		1,287,788		—		—	1,287,788
• Termination Without Cause or for Good Reason after Change of Control	2,130,060		278,259	(3)	1,287,788	(4)	—		1,410,826	5,106,933
• Failure to Renew	505,440		18,600		—		—		—	524,040

	Cash Severance Payment ($)		Continuation of Medical/ Welfare Benefits ($)		Accelerated Vesting of Equity Awards ($)(1)		Continued Tuition Allowance ($)		Tax Gross-up ($)	Total Termination Benefits ($)
Lawrence Pemble
• Voluntary Resignation or Termination for Cause	—		—		—		—		—	—
• Death or Disability	170,625	(2)	—		1,074,270		—		—	1,244,895
• Retirement	—		—		8,025		—		—	8,025
• Termination Without Cause or for Good Reason	2,167,440		255,865	(3)	1,074,270		62,400	(5)	—	3,559,975
• Change of Control	—		—		1,287,788		—		—	1,287,788
• Sale of Subsidiary or Division Employing Executive	—		—		1,287,788		—		—	1,287,788
• Termination Without Cause or for Good Reason after Change of Control	2,095,875		255,865	(3)	1,287,788	(4)	62,400	(5)	1,731,340	5,433,268
• Failure to Renew	505,440		16,900		—		—		—	522,340
Robert C. Low
• Voluntary Resignation or Termination for Cause	—		—		—		—		—	—
• Death or Disability	—		—		396,519		—		—	396,519
• Retirement	—		—		4,815		—		—	4,815
• Termination Without Cause or for Good Reason	322,244		—		391,704		—		—	713,948
• Change of Control	—		—		469,725		—		—	469,725
• Sale of Subsidiary or Division Employing Executive	—		—		464,910		—		—	464,910
• Termination Without Cause or for Good Reason after Change of Control	322,244		—		469,725	(4)	—		—	791,969
• Failure to Renew	—		—		—		—		—	—

(1)
  Reflects the value of performance RSUs and restricted stock and the option spread of stock options whose vesting is accelerated, in each case based on the closing price of the Chindex common stock on December 31, 2013, the last trading day of the fiscal year ($17.43 per share). For PRSUs granted in 2012, the table reflects the actual number of PRSUs subsequently determined to have been “earned”. For PRSUs granted in 2013, whose performance period continues until December 31, 2014, table reflects an estimate of the number of shares likely to be earned based on performance during 2013, which would result in vesting at target level in the case of death, disability, and termination without cause or for good reason, and reflects vesting at target level in the case of change of control and sale of the subsidiary or division employing executive.
(2)
  Amount paid in lieu of earned but unpaid bonus for fiscal 2013.
(3)
  Calculated using an assumed life expectancy of 85 years and an annual inflation rate of 3%.
(4)
  Reflects the amount the executive is entitled to in the case of a change of control.

(5)
  Reflects current estimate of reimbursable tuition expenses for calendar years 2014, 2015 and 2016, which in the case of Ms. Lipson is $0 and in the case of Mr. Pemble is $20,800 per year. The maximum tuition reimbursement allowed under the employment agreements of each of Ms. Lipson and Mr. Pemble is $90,000 per year. See footnotes to “All Other Compensation” column of the Summary Compensation Table for amounts reimbursed in 2013.

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in 2010, requires that we include in this Proxy Statement an advisory stockholder vote on the compensation of the Company’s named executive officers as described in this Proxy Statement. Because the vote is advisory, it is not binding on us, and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote. However, our Compensation Committee values the opinions expressed by our stockholders and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.
The Board of Directors believes that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and incentivizes desirable executive performance. Therefore, the Board recommends that shareholders vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure.
THE BOARD RECOMMENDS A VOTE FOR
APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS
Except as set forth below, since January 1, 2013 there has not been any transaction, and there is no currently proposed transaction, involving the Company and any of its directors, executive officers, 5% stockholders or any members of the immediate family of any of the foregoing persons, which transaction would be disclosable pursuant to Item 404 of Regulation S-K as promulgated by the SEC.
On June 14, 2010, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Shanghai Fosun Pharma (Group) Co., Ltd (“Fosun Pharma”) and its subsidiary Fosun Industrial Co., Limited (“Fosun Industrial” and together with Fosun Pharma, the “Fosun Entities”), which is the beneficial owner of more than 5% of the Company’s Common Stock. Depending on the context, references herein to the Company or any Fosun Entity may include respective direct and indirect subsidiaries thereof. Pursuant to the Stock Purchase Agreement, the Company agreed to issue and sell to Fosun Industrial a total of 1,990,447 shares (the “Shares”) of the Company’s Common Stock (representing approximately 10% of all outstanding Common Stock after such sale, based on the number of outstanding shares as of the date of the Stock Purchase Agreement) at a purchase price of $15 per share.
Pursuant to the Stock Purchase Agreement, the sale of the Shares would be completed in two closings. The initial closing occurred on August 27, 2010, at which the Company issued 933,022 Shares to Fosun Industrial for an aggregate purchase price of $13,995,330. At the second closing (the “Second Closing”) under the Stock Purchase Agreement, the Company would sell the remaining 1,057,425 Shares to Fosun Industrial for an aggregate purchase price of $15,861,375. The Second Closing was subject to the consummation of the Chindex Medical Limited joint venture (“CML”), which was formed effective December 31, 2010. CML engages in the businesses of, among other things, (i) the marketing, distribution and servicing of medical equipment in China and Hong Kong and (ii) the manufacturing, marketing, sales and distribution of medical devices and medical equipment and consumables, including our former Medical Products division. CML was initially 51%-owned by Fosun Pharma and 49%-owned by the Company, and is currently 30%-owned by the Company. The Stock Purchase Agreement further provides that in the event that the Second Closing was not consummated within a prescribed period, then the Stock Purchase Agreement could be terminated by either party solely with respect to the Second Closing, provided the absence of such consummation was not principally caused by the terminating party. As a result of the elapse of the prescribed period, the Company terminated the Stock Purchase Agreement on April 11, 2014.
At the initial closing under the Stock Purchase Agreement, the Company, Fosun Pharma and Fosun Industrial also entered into a Stockholder Agreement (the “Stockholder Agreement”). Under the Stockholder Agreement, until the first to occur of (i) Fosun Industrial holds 5% or less of the outstanding shares of common stock, (ii) there shall have been a change of control of the Company as defined in the Stockholder Agreement, and (iii) the seventh anniversary of the initial closing, Fosun Industrial has agreed to vote its shares in accordance with the recommendation of the Company’s Board of Directors on any matters submitted to a vote of the stockholders of the Company relating to the election of directors and compensation matters and with respect to certain proxy or consent solicitations. The Stockholder Agreement also contains standstill restrictions on Fosun Industrial generally prohibiting the purchase of additional securities of the Company. The standstill restrictions terminate on the same basis as does the voting agreement above, except that the 5% standard would increase to 10% upon the Second Closing. In addition, the Stockholder Agreement contains a lock-up restricting sales by Fosun Industrial of its shares of the Company’s common stock for a period of five years following the date of the Stockholder Agreement, subject to certain exceptions.
On December 31, 2010, in connection with the formation of CML, the Company and CML entered into a Trademark License Agreement (the “License Agreement”). The License Agreement provides for the limited worldwide license by the Company to CML of the use of the name “Chindex” and certain related names and marks in connection with the CML business. Subject to various terms and conditions, the Company would be paid a royalty under the License Agreement equal to two percent of gross sales, as defined, from goods manufactured by or for CML and one percent of such gross sales from goods distributed by but not manufactured by or for CML. To date, no amounts have been paid under the License Agreement.

On December 31, 2010, in connection with the formation of CML, the Company and a subsidiary of CML entered into a Services Agreement (the “Services Agreement”). In connection with the Services Agreement, Elyse Beth Silverberg and Lawrence Pemble serve as Chief Operating Officer and Chief Financial Officer, respectively, at, and devote substantial time and effort to, CML. The Services Agreement also provides for the performance of such services by such executives as well as for the performance of other services to CML by other current Company employees. The Services Agreement further provides for payments to the Company for such services and related arrangements between the parties. In connection with the Services Agreement, the Company will continue to compensate such executives and certain such employees, which compensation is expected to be substantially offset by such payments from CML. In addition, in order to accommodate the performance of such services to CML by Ms. Silverberg and Mr. Pemble, on December 31, 2010, at the initial closing, the Company and each of them amended her or his existing employment agreement with the Company. For the year ended December 31, 2013, CML recognized expense of $3.385 million under the Services Agreement to reimburse the Company for non-equity compensation paid by the Company for services provided to CML. In addition, CML recorded an expense of $1.66 million with respect to equity compensation granted by the Company for services provided to CML.
On February 17, 2014, the Company entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) with Healthy Harmony Holdings, L.P., a Cayman Islands limited partnership (“Merger Parent”), and Healthy Harmony Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Merger Parent (“Merger Sub”). Merger Parent is indirectly owned by TPG Asia VI, L.P., a Cayman Islands limited partnership (“TPG”), and, upon the closing, Fosun Industrial and Roberta Lipson, the Company’s Chief Executive Officer, would also become limited partnership interest holders of Merger Parent. Under the terms of the Original Merger Agreement, shareholders of the Company would have received $19.50 per share in cash as merger consideration. Commencing on February 17, 2014, the Company and its representatives engaged in a “go shop” process pursuant to the Original Merger Agreement. In connection therewith, the Company received and considered a competing offer at $23.00 per share from a financial bidder. Following further bidding and the ultimate decline by that financial bidder to bid further, the Company on April 18, 2014 entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”) with Merger Parent and Merger Sub providing for the acquisition of the Company by a buyer consortium comprised of an affiliate of TPG, Fosun Industrial, and Roberta Lipson. Under the terms of the Amended Merger Agreement, Merger Sub will be merged (the “Merger”) with and into the Company, as a result of which the Company will continue as the surviving corporation and a wholly-owned subsidiary of Merger Parent. The Amended Merger Agreement, which has been unanimously approved by the Company’s Board of Directors upon the recommendation of the Board’s Transaction Committee comprised of independent and disinterested directors, amends and restates in its entirety the Original Merger Agreement.
Under the terms of the Amended Merger Agreement, among other changes, the merger consideration was increased to $24.00 per share in cash from the merger consideration of $19.50 per share in cash under the Original Merger Agreement.
Under the terms of the Amended Merger Agreement, at the effective time of the Merger (i) each outstanding share of the Company’s Common Stock, other than shares owned by Merger Parent, Merger Sub and any other subsidiary of Merger Parent, including shares contributed to Merger Parent by rollover stockholders (including Fosun Industrial, Ms. Lipson and any additional rollover stockholders), shares held in the Company’s treasury or owned by any subsidiary of the Company and shares owned by any stockholders who properly exercise appraisal rights under Delaware law, will be cancelled and converted into the right to receive the merger consideration of $24.00 per share in cash without interest, (ii) each option to purchase the Company’s Common Stock that is outstanding as of the effective time of the Merger (other than certain options that will be converted into options to acquire Merger Parent equity) will be cancelled in exchange for the right to receive the excess (if any) of the merger consideration per share over the exercise price of such option, less applicable taxes required to be withheld and (iii) restricted stock and restricted stock units that are not vested immediately prior to the effective time of the Merger (other than certain awards that will be converted into awards to acquire Merger Parent equity) will be fully vested and free of any forfeiture restrictions immediately prior to the effective time, whereupon the shares represented thereby (net of any shares withheld to cover applicable taxes) will be converted in the Merger into the right to receive in cash the merger consideration per share. The transaction will result in the Company becoming a private company.
In the Amended Merger Agreement, the Company has made customary representations and warranties that expire at the effective time of the Merger, as well as customary covenants, including, without limitation, covenants regarding the conduct of the business of the Company prior to the consummation of the Merger and the use of commercially reasonable efforts to cause the Merger to be consummated as promptly as practicable. The Amended Merger Agreement may be terminated by the Company or Merger Parent under certain circumstances. Upon the termination of the Amended Merger Agreement, under specified circumstances the Company will be required to pay a termination fee to Merger Parent in the amount of $14,623,500. Under other specified circumstances under which the Amended Merger Agreement is terminated, Merger Parent will be required to pay the Company a termination fee of $30,834,000, which amount will be guaranteed by TPG.
Consummation of the Merger is subject to certain conditions, including, among others, the adoption of the Amended Merger Agreement by the Company’s stockholders and by a majority of the Company’s disinterested stockholders, the regulatory approval under Chinese antitrust laws, and other customary closing conditions. A special meeting of the Company’s stockholders will be held following the filing of a definitive proxy statement with the SEC and subsequent mailing of the proxy statement to stockholders. The Merger will be financed through cash contributed by TPG, a combination of cash and equity contributed by Fosun Industrial (except that if the shareholders of Fosun Pharma fail to approve the cash contribution TPG will fund all such cash contribution) and equity contributed by Ms. Lipson. The Merger is not subject to a financing condition. Assuming the satisfaction of conditions specified in the Amended Merger Agreement, the Company expects the Merger to close in the second half of 2014.
In connection with the execution of the Original Merger Agreement, Ms. Lipson and her affiliated trusts, Ms. Silverberg, Mr. Pemble and Fosun, entered into a Support Agreement, dated February 17, 2014, with Merger Parent, TPG and Fosun Industrial (the “Support Agreement”), which likewise applies to the Amended Merger Agreement, pursuant to which the parties have agreed, among other things, to vote their respective shares in the Company in favor of the adoption of the Amended Merger Agreement and against any alternative acquisition proposals and to grant Merger Parent a proxy to vote such shares; provided however that the Company’s management and Fosun Industrial, as current stockholders of the Company, are permitted to engage in discussions or negotiations with parties that make alternative acquisition proposals if, and only during such time as, the Company is permitted under the Amended Merger Agreement to have discussions or negotiations with respect to such alternative acquisition proposal. The Support Agreement will terminate upon the earliest to occur of (i) the effective time of the Merger, (ii) the date and time the Amended Merger Agreement is terminated in accordance with its terms and provisions and (iii) the effectiveness of a mutual written agreement of the parties thereto to terminate the Support Agreement.
The Audit Committee of the Board of Directors is responsible for review and oversight of all related party transactions. Officers and directors are regularly reminded of their obligation to seek committee approval of any related party transaction or potential conflict of interest. The Audit Committee considers all factors that it deems relevant, including the nature of the related party’s interest in the transaction, whether the terms are no less favorable than could be obtained in arms-length dealings with unrelated third parties, and the materiality of the transaction to the Company.

OWNERSHIP OF VOTING SECURITIES
The following table sets forth information as to the ownership of shares of Common Stock and Class B Common Stock as of March 31, 2014 with respect to (i) holders known to the Company to beneficially own more than 5% of the outstanding Common Stock or Class B Common Stock, (ii) each director of the Company, (iii) each named executive officer of the Company and (iv) all directors and executive officers of the Company as a group:

	Amount and Nature Of Beneficial Ownership(2)(3)				Percent of:
Name and Address of Beneficial Stockholder(1)	Common Stock(4)		Class B Common Stock(4)		Common Stock	Class B Common Stock	Combined(5)
Roberta Lipson	475,151	(6)	660,000	(7)(8)	2.8%	56.8%	18.3%
Elyse Beth Silverberg	444,447	(9)	390,750	(8)	2.6%	33.6%	11.5%
Lawrence Pemble	317,956	(10)	111,750	(8)	1.8%	9.6%	4.1%
Julius Y. Oestreicher	152,374	(11)	0		Less than 1%	0%	Less than 1%
Carol R. Kaufman	9,203		0		Less than 1%	0%	Less than 1%
Kenneth A. Nilsson	93,336	(12)	0		Less than 1%	0%	Less than 1%
Holli Harris	35,076		0		Less than 1%	0%	Less than 1%
Robert C. Low	43,326	(13)	0		Less than 1%	0%	Less than 1%
TPG Asia Advisors VI, Inc. c/o TPG Global, LLC 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	3,709,377	(14)	1,162,500	(14)	21.7%	100.0%	44.4%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	2,653,016	(15)	0		15.5%	0%	11.0%
Fosun Industrial Co., Ltd. Level 28, Three Pacific Place 1 Queen’s Road East Hong Kong, China	3,157,163	(16)	0		18.5%	0%	13.2%
Archon Capital Management LLC 1301 Fifth Avenue, Suite 3008 Seattle, WA 98101-2662	874,362	(17)	0		5.1%	0%	3.6%
All Executive Officers and Directors as a Group (8 persons)	1,570,869	(18)	1,162,500	(8)	8.9%	100.0%	34.6%

(1)
  Unless otherwise indicated, the business address of each person named in the table is c/o Chindex International, Inc., 4340 East West Highway, Suite 1100, Bethesda, Maryland 20814.
(2)
  Except as otherwise indicated, each of the parties listed has sole voting and investment power with respect to all shares reported in the table. The indicated party has voting but not investment power with respect to shares identified as unvested shares of restricted stock. Table does not include any unvested PRSUs, whether or not earned.
(3)
  Beneficial ownership is calculated in accordance with Item 403 of Regulation S-K as promulgated by the SEC.
(4)
  Common Stock is entitled to one vote per share and Class B Common Stock is entitled to six votes per share.
(5)
  Indicates percentage voting power represented by beneficial ownership when Common Stock and Class B Common Stock vote together, based on a total of 17,076,369 shares of Common Stock and 1,162,500 shares of Class B Common Stock outstanding as of March 31, 2014.

(6)
  Includes 243,152 shares which are included in the total shown for TPG Asia Advisors VI, Inc. (“TPG Asia”). Includes 20,000 unvested shares of restricted stock, 211,999 shares underlying options that are currently exercisable or will become exercisable within 60 days and 10,800 shares held by the Benjamin Lipson Plafker Trust, of which Ms. Lipson is a trustee. Does not include 31,423 PRSUs that have been earned by achievement of performance criteria but are subject to time-based vesting or any unearned PRSUs.
(7)
  Includes 30,000 shares held by each of the Ariel Benjamin Lee Trust, Daniel Lipson Plafker Trust and Jonathan Lipson Plafker Trust, of each of which Ms. Lipson is a trustee.
(8)
  These shares are included in the total Class B Common Stock ownership shown for TPG Asia.
(9)
  Includes 225,106 shares which are included in the total shown for TPG Asia. Includes 17,500 unvested shares of restricted stock and 186,500 shares underlying options that are currently exercisable or will become exercisable within 60 days. Does not include 31,423 PRSUs that have been earned by achievement of performance criteria but are subject to time-based vesting or any unearned PRSUs.
(10)
  Includes 83,956 shares which are included in the total shown for TPG Asia. Includes 17,500 unvested shares of restricted stock and 216,500 shares underlying options that are currently exercisable or will become exercisable within 60 days. Does not include 31,423 PRSUs that have been earned by achievement of performance criteria but are subject to time-based vesting or any unearned PRSUs.
(11)
  Includes 27,000 shares underlying options that are currently exercisable.
(12)
  Includes 2,000 shares owned by Mr. Nilsson’s wife, as to which shares Mr. Nilsson disclaims beneficial ownership.
(13)
  Includes 7,500 unvested shares of restricted stock and 10,500 shares underlying options that are currently exercisable. Does not include 10,773 PRSUs that have been earned by achievement of performance criteria but are subject to time-based vesting or any unearned PRSUs.
(14)
  The amount and nature of beneficial ownership of the shares held by TPG Asia is based solely on a Schedule 13D filed with the SEC on February 27, 2014. The Schedule 13D indicates that TPG Asia and David Bonderman and James G. Coulter as officers and sole stockholders of TPG Asia have shared voting and dispositive power with respect to 3,709,377 shares of Common Stock and 1,162,500 shares of Class B Common Stock, consisting of (i) 3,157,163 shares of Common Stock beneficially owned by Fosun Industrial Co., Ltd., (ii) 243,152 shares of Common Stock and 660,000 shares of Class B Common Stock beneficially owned by Roberta Lipson and her affiliated trusts, (iii) 225,106 shares of Common Stock and 390,750 shares of Class B Common Stock beneficially owned by Elyse Beth Silverberg, and (iv) 83,956 shares of Common Stock and 111,750 shares of Class B Common Stock beneficially owned by Lawrence Pemble. The Schedule 13D also states that TPG Asia and Messrs. Bonderman and Coulter disclaim beneficial ownership of such shares and do not affirm membership in a “group” with the holders of such shares.
(15)
  The amount and nature of beneficial ownership of 2,653,016 of the shares held by JPMorgan Chase & Co. is based on a Schedule 13G/A filed with the SEC on February 2, 2009. The Schedule 13G/A indicates that such number of shares includes 808,190 shares owned by Magenta Magic Limited c/o JPMorgan Chase Bank, N.A., 26/F Chater House, 8 Connaught Road, Central, Hong Kong.
(16)
  The amount and nature of beneficial ownership of the shares held by Fosun Industrial Co., Ltd is based solely on the Schedule 13D/A filed with the SEC on February 18, 2014. These shares are included in the total shown for TPG Asia. Under the Stockholder Agreement (the “Stockholder Agreement”), dated June 14, 2010, by and among the Company, Fosun Industrial and Fosun Pharma, until the first to occur of (i) Fosun Industrial holds 5% or less of the outstanding shares of Common Stock, (ii) there shall have been a change of control of the Company (as defined in the Stockholder Agreement), and (iii) the seventh anniversary of the initial closing, Fosun Industrial has agreed to vote its shares in accordance with the recommendation of the Board of Directors on any matters submitted to a vote of the stockholders of the Company relating to the election of directors and compensation matters and with respect to certain proxy or consent solicitations.

(17)
  The amount and nature of beneficial ownership is based solely on the Schedule 13G filed with the SEC on February 14, 2014 by Archon Capital Management LLC and Constantinos Christofilis reporting shared voting and dispositive power with respect to these shares.
(18)
  Includes 552,214 shares which are included in the total shown for TPG Asia. Includes 62,500 unvested shares of restricted stock and 652,499 shares underlying options that are currently exercisable or will become exercisable within 60 days. Does not include 105,042 PRSUs that have been earned by achievement of performance criteria but are subject to time-based vesting or any unearned PRSUs.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with.

PROPOSAL 3 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected the firm of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. BDO USA, LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2013. Neither the Company’s governing documents nor applicable law requires stockholder ratification of the appointment of our independent registered public accounting firm. However, the Audit Committee has recommended, and the Board of Directors has determined, to submit the appointment of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain BDO USA, LLP. Even if the stockholders ratify the appointment, the Audit Committee has the discretion to change the independent registered public accounting firm at any time.
Representatives of BDO USA, LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.
THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF BDO USA, LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

Report of the Audit Committee
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee reviewed and discussed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with the accounting principles generally accepted in the United States of America, their judgments as to the quality, and not just the acceptability, of the Company’s accounting principles. The Audit Committee also discussed with the independent registered public accounting firm those matters required to be discussed with such firm under the rules adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from management.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.
RESPECTFULLY SUBMITTED:
THE AUDIT COMMITTEE
Holli Harris (Chair)
Carol R. Kaufman
Kenneth A. Nilsson
Julius Y. Oestreicher

Fees
The following table shows the fees billed by BDO USA, LLP during the last two fiscal years:

	Fiscal Year Ended December 31, 2013	Fiscal Year Ended December 31, 2012
Audit Fees:(a)	$641,000	$637,000
Audit-Related Fees:(b)	0	0
Tax Fees:(c)	0	0
All Other Fees:(d)	0	0
Total	$641,000	$637,000

(a)
  Represents fees for professional services provided in connection with the audit of our annual financial statements (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of our quarterly financial statements, advice on accounting matters that arose during the audit, and audit services provided in connection with other statutory or regulatory filings.
(b)
  This represents fees for assurance and related services related to the performance of the audit or review of financial statements that are not included in audit fees reported in (a).
(c)
  Represents fees for tax compliance, tax advice, and tax planning.
(d)
  Represents fees for products and services provided by the principal accountant, other than the services reported in (a), (b) and (c).
Auditor Independence
The Audit Committee has determined that the provision by BDO USA, LLP of non-audit services is compatible with maintaining the independence of BDO USA, LLP. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by BDO USA, LLP. In certain cases, the Audit Committee may delegate authority to pre-approve non-audit services on a preliminary basis to one or more members of the Audit Committee, provided that such pre-approvals are communicated to the full Committee at its next meeting. During the year ended December 31, 2013, all services were pre-approved by the Audit Committee in accordance with this policy.
41

ADDITIONAL INFORMATION
Other Business
As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
“Householding” of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. We will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered. You can notify us by sending a written request to Chindex International, Inc., Investor Relations, 4340 East West Highway, Suite 1100, Bethesda, MD 20814 or call us at (301) 215-7777 if (i) you wish to receive a separate copy of an annual report or proxy statement for this meeting; (ii) you would like to receive separate copies of those materials for future meetings; or (iii) you are sharing an address and you wish to request delivery of a single copy of annual reports or proxy statements if you are now receiving multiple copies of annual reports or proxy statements.
The Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner
Most stockholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, which are summarized below:
Stockholder of Record.   If your shares are registered directly in your name with our transfer agent, you are considered to be the STOCKHOLDER OF RECORD of those shares and these proxy materials are being sent directly to you by Chindex. As the STOCKHOLDER OF RECORD, you have the right to vote by proxy or to vote in person at the Annual Meeting.
Beneficial Owner.   If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the BENEFICIAL OWNER of shares held IN STREET NAME, and these proxy materials are being forwarded to you by your broker or bank, which is considered to be the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. If you wish to vote these shares at the Annual Meeting, you must contact your bank or broker for instructions as to how to do so. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares for you.
Advance Notice Procedures
Under our bylaws, for any nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing (containing certain information specified in our bylaws regarding the stockholder and the proposed action) to the Company’s Secretary and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Company’s Secretary at our principal executive offices no earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting. With respect to the 2015 annual meeting, a stockholder must send advance written notice of such nominations or proposal of other business such that the notice is delivered to the Company’s Secretary at 4340 East West Highway, Suite 1100, Bethesda, MD 20814 no earlier than the close of business on January 28, 2015, nor later than the close of business on February 27, 2015. The stockholder must also be a stockholder of record at the time the notice is delivered to the Company’s Secretary. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.
Stockholder Proposals for the 2015 Annual Meeting
Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2015 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company’s Secretary no later than December 31, 2014. Proposals should be sent to Secretary, Chindex International, Inc., 4340 East West Highway, Suite 1100, Bethesda, MD 20814.
Financial Materials
STOCKHOLDERS MAY REQUEST FREE COPIES OF OUR FINANCIAL MATERIALS (ANNUAL REPORT, FORM 10-K AND PROXY STATEMENT) FROM CHINDEX INTERNATIONAL, INC., 4340 EAST WEST HIGHWAY, SUITE 1100, BETHESDA, MD 20814, ATTENTION: SECRETARY. THESE MATERIALS MAY ALSO BE ACCESSED ON OUR WEB SITE AT www.chindex.com.
Stockholder List
A list of registered stockholders on the record date for the Annual Meeting (the “List”) will be available for inspection from May 14, 2014 through the Annual Meeting at the offices of the Company, at 4340 East West Highway, Suite 1100, Bethesda, MD 20814. The List will be available at the Annual Meeting and may be inspected by any stockholder who is present.

ANNUAL MEETING OF STOCKHOLDERS OF CHINDEX INTERNATIONAL, INC. May 28, 2014 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://ir.chindex.com/ProxyMaterials-2014.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Seven Directors: O Holli Harris O Carol R. Kaufman O Roberta Lipson O Kenneth A. Nilsson O Julius Y. Oestreicher O Lawrence Pemble O Elyse Beth Silverberg 2. Advisory vote to approve the Company’s executive compensation. 3. Ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014. The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting. The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR each nominee named in Proposal 1, FOR Proposal 2 and FOR Proposal 3 and in accordance with the discretion of the Proxies on such other matters as may properly come before the meeting. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: The Board of Directors Recommends a vote FOR all proposals PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- Please detach along perforated line and mail in the envelope provided. ---------------- 20730300000000000000 9 052814 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

----- 14475 PROXY CHINDEX INTERNATIONAL, INC. (Solicited on behalf of the Board of Directors) The undersigned holder of Common Stock or Class B Common Stock, as the case may be, of CHINDEX INTERNATIONAL, INC. (the “Company”), revoking all proxies heretofore given, hereby constitute and appoint Lawrence Pemble and Robert Low and each of them, Proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned’s shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the 2014 Annual Meeting of Stockholders of the Company, to be held at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004, on Wednesday, May 28, 2014 at 2:00 P.M., local time, and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given. Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Proxies on any other matter that may come before the meeting. Where no choice is specified, this Proxy will be voted FOR each nominee named in Proposal 1, FOR Proposal 2 and FOR Proposal 3. (Continued and to be signed on the reverse side)